Exhibit 10.23

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CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED. […***…] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

COLLABORATION AND LICENSE AGREEMENT

Between

Zymeworks Inc.

and

GlaxoSmithKline Intellectual Property Development Limited

1 December 2015

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COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of 1 December, 2015 (the “Effective Date”), by and between GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED, a corporation organized and existing under the laws of England and Wales, with its registered office located at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“GSK”) and ZYMEWORKS INC., a corporation organized and existing under the laws of Canada, and extraprovincially in British Columbia, having an address at 540-1385 West 8th Avenue, Vancouver, BC, Canada V6H 3V9 (“Zymeworks”). Zymeworks and GSK are each referred to individually as a “Party” and together as the “Parties”.

BACKGROUND

A. GSK and Zymeworks desire to enter into this Agreement under which Zymeworks shall generate and develop certain Zymeworks Modifications and Zymeworks Modified Scaffolds (each, as defined below) in collaboration with GSK.

B. GSK desires to obtain certain licenses under Zymeworks’ interest in the Intellectual Property (as defined below) created pursuant to such collaborative activities to develop and commercialize certain products incorporating such Zymeworks Modified Scaffolds that are directed to certain biological targets selected by GSK, and Zymeworks is willing to grant such rights, all on the terms and conditions as set forth below.

C. Zymeworks desires to obtain certain licenses under GSK’s interest in the Intellectual Property created pursuant to such collaborative activities to develop and commercialize certain products incorporating such Zymeworks Modified Scaffolds that are

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directed to biological targets selected by Zymeworks, and GSK is willing to grant such rights, all on the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, the sufficiency which is acknowledged by both Parties, the Parties agree as follows:

1. DEFINITIONS AND INTERPRETATIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.

1.1 “Acquiring Entity” means a Third Party that merges or consolidates with or acquires Zymeworks, or to which Zymeworks transfers all or substantially all of its assets to which this Agreement pertains.

1.2 “Additional Selection Period” means the period commencing upon the end of the Zymeworks Initial Selection Period and expiring at the end of the […***…] period immediately following the expiration of the Research Collaboration Period.

1.3 “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Annual Net Sales” means, with respect to a particular GSK Product and Calendar Year, all Net Sales of such GSK Product throughout the Territory during such Calendar Year.

1.5 “Antibody” means any and all full-length antibodies, fragments thereof, and chemically modified versions thereof (including pegylated versions and regardless of whether containing amino acid substitutions), all of the foregoing whether naturally occurring, artificially produced, raised in an artificial system, or created through modification of an antibody produced in any of the foregoing ways or otherwise, in each case that incorporate a Zymeworks Modified Scaffold.

1.6 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

1.7 “[…***…]” means any Antibody that contains independent binding sites Directed To […***…].

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1.8 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A are authorized or required by Applicable Law to remain closed.

1.9 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.

1.10 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.11 “[…***…]” means […***…].

1.12 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial, or any post-approval human clinical trial, as applicable.

1.13 “Commercially Reasonable Efforts” means, with respect to particular obligations under this Agreement, those efforts and resources (including expenditures) required to carry out such particular obligation consistent with the usual practices followed by such Party in the exercise of its reasonable business discretion relating to other similarly situated pharmaceutical products at a similar stage of research, development or commercialization which are of similar market potential at a similar stage in their development or product life, taking into account issues of patent coverage, regulatory exclusivity, regulatory structure involved including anticipated or approved labeling and anticipated or approved post-approval requirements, safety and efficacy, product profile, the competitiveness of products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound or product, the regulatory structure involved, present and future market and commercial potential including competitive market conditions and probability of the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors.

1.14 “Confidential Information” means all confidential and proprietary, nonpublic information, including Know-How, which is generated by or on behalf of a Party under this Agreement or which one Party or any of its Affiliates or contractors has provided or otherwise made available to the other Party, whether made available orally, in writing, or in electronic form, including such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement. This Agreement and its Exhibits and amendments constitute Confidential Information of both of the Parties.

1.15 “Control” or “Controlled” means, with respect to any material, Know-How, or other Intellectual Property right (including Patent Rights), that a Party (a) owns or (b) has a license to such material, Know-How, or Intellectual Property right and, in each case, has the legal right to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party or subjecting the granting Party to any additional fee or charge. Notwithstanding anything to the contrary in this Agreement, the following shall not be deemed to be Controlled by Zymeworks: (i) any materials, Know-How or Intellectual Property right

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owned or licensed by any Acquiring Entity immediately prior to the effective date of the merger, consolidation or transfer making such Third Party an Acquiring Entity, and (ii) any materials, Know-How or Intellectual Property right that any Acquiring Entity subsequently develops without accessing or practicing any Zymeworks Background Technology or Project Arising IP.

1.16 “Covered” means, with respect to a GSK Product in a particular country, that the manufacture, use, sale or importation of such GSK Product in such country would, but for the licenses granted herein, infringe a Valid Claim.

1.17 “Directed To” means, with regard to an Antibody, antibody, Product or product, that such respective Antibody, antibody, Product or product (a) binds directly to an identifiable Target, and (b) exerts its primary diagnostic, prophylactic or therapeutic activity as a result of such direct binding to an identifiable Target or modifies the profile (e.g., PK, tissue penetration and distribution) of the antibody as a result of such direct binding, in each of (a) and (b) above as determined based on reasonable experimental data or generally accepted scientific literature, in either case available at the time of completion of preclinical development of such Antibody, antibody, Product or product.

1.18 “FDA” means the United States Food and Drug Administration and any successor thereto.

1.19 “Field” means diagnosis, prevention, palliation and treatment of human or animal disease and disorders.

1.20 “First Commercial Sale” means, the first sale of a Product in a given country or other regulatory jurisdiction in the Territory by or on behalf of GSK, its Affiliates or sublicensees to a Third Party, after receipt of Marketing Authorization (including Pricing Approval, to the extent required for sale of Products in a given country or regulatory jurisdiction, and the completion of any necessary labeling negotiations with Regulatory Authorities that may be required after Regulatory Approval and such Pricing Approval) for Products in such country or regulatory jurisdiction. First Commercial Sale shall specifically exclude sales or transfers for clinical study purposes or compassionate use, named-patient, indigent patient or similar uses, if such uses do not result in monetary compensation to GSK above the cost of goods.

1.21 “GMP” means Good Manufacturing Practice which relates to practices required in order to conform to the guidelines recommended by regulatory agencies that control authorization and licensing for manufacture and sale of food, drug products, and active pharmaceutical products.

1.22 “GMP Cell Line Development” means, with respect to a Product, the stable transfection by a Party (itself or through an Affiliate or Third Party) of a cell line for the purposes of producing GMP standard Product for preclinical and/or clinical studies.

1.23 “Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.

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1.24 “GSK Background IP” means any and all Patent Rights, Know-How and other Intellectual Property rights, which (a) are Controlled by GSK or its Affiliates as of the Effective Date or (b) are generated outside of this Agreement and Controlled by GSK or its Affiliates.

1.25 “GSK Initial Selection Period” means the period commencing on the expiration of the Research Collaboration Term and ending upon the earlier of (a) the date that is […***…] thereafter and (b) the date on which […***…].

1.26 “GSK Mono-Specific Product” means a Product, incorporating a Mono-Specific Antibody Directed To a GSK Target.

1.27 “GSK Multi-Specific Antibody” means any Multi-Specific Antibody that contains independent binding sites Directed To […***…], which Multi-Specific Antibody includes a Zymeworks Modified Scaffold and in which (i) the full-length monoclonal antibody contains […***…], and (ii) any binding to […***…] to the same monoclonal antibody described in clause (i) above that are Directed To […***…].

1.28 “GSK Multi-Specific Product” means a Product incorporating a GSK Multi-Specific Antibody derived and generated from a GSK Sequence Pair.

1.29 “GSK Product” means (a) a GSK Mono-Specific Product or (b) a GSK Multi-Specific Product. The Antibodies described in (a) and (b) above may be referred to in this Agreement as “GSK Antibodies.” For clarity, (x) GSK Product shall not include Products containing Mono-Valent Antibodies or Multi-Specific Antibodies that are not GSK Multi-Specific Antibodies; and (y) GSK Products Directed To a particular Target(s) may be limited to GSK Mono-Specific Products or GSK Multi-Specific Products, but not both, as determined pursuant the Target selection and gatekeeping mechanisms set forth in Article 3.

1.30 “GSK Project Arising IP” means the GSK Inventions arising from the Research Collaboration and all Intellectual Property rights therein, including the GSK Project Patent Rights.

1.31 “GSK Sequence Pair” means a Sequence Pair that is available to GSK pursuant to Section 3.4.4.

1.32 “[…***…]” means the […***…] more specifically referred to […***…] as […***…].

1.33 “IND” means an investigational new drug application filed with the FDA with respect to a GSK Product, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a Clinical Trial of a pharmaceutical product.

1.34 “Invention” means any inventions, discoveries or other intellectual property (including all Patent Rights, Know-How and other intellectual property rights therein) made by or under authority of the Parties, whether alone or jointly with the other Party, during the Term.

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1.35 “Intellectual Property” means Patent Rights, Know-How, utility models, and other like forms of protection, copyrights, database rights, rights in databases, trade names, trade or service marks (whether registered or unregistered), domain names, design rights (whether registered or unregistered), including all applications for registration for the foregoing and all other similar proprietary rights as may exist anywhere in the world.

1.36 “Invoice” means any invoice submitted to GSK by Zymeworks under this Agreement, produced in accordance with GSK’s processing requirements, as set forth in Exhibit 1.36.

1.37 “Joint Invention” means any Invention conceived or reduced to practice in the course of the Research Collaboration jointly by one or more employees or personnel of GSK or any Affiliate or a Third Party acting on behalf of GSK or its Affiliate, on the one hand, and one or more employees or personnel of Zymeworks or its Affiliate or a Third Party acting on behalf of Zymeworks or its Affiliate, on the other hand.

1.38 “Joint Patent Rights” means all Patent Rights claiming a Joint Invention.

1.39 “Know-How” means any and all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and materials.

1.40 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a pharmaceutical or biopharmaceutical product (including a Product) in any country. For clarity, unless […***…] in a particular country, Marketing Authorization shall not […***…].

1.41 “Mono-Specific Antibody” means any full-length monoclonal antibody that contains […***…] that are Directed To […***…].

1.42 “Mono-Valent Antibody” means any Antibody that comprises […***…].

1.43 “Multi-Specific Antibody” means any Antibody that contains independent binding sites Directed To […***…].

1.44 “Net Sales” means gross invoiced sales of the GSK Products to Third Parties by GSK, its Affiliates, or their respective licensees or sublicensees (each, a “Selling Party”), in a particular period, less the following deductions which are actually incurred, allowed, paid, accrued or specifically allocated with respect to such GSK Products, to the extent that such amounts are deducted from gross invoiced sales amounts in calculating net sales as reported by Selling Party in its financial statements in accordance with the International Financial Reporting Standards (“IFRS”), applied on a consistent basis:

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1.44.1 […***…];

1.44.2 […***…];

1.44.3 […***…];

1.44.4 […***…];

1.44.5 […***…];

1.44.6 […***…]; and

1.44.7 any other items actually deducted from gross invoiced sales amounts as reported by GSK in its financial statements in accordance with the IFRS, applied on a consistent basis.

For purposes of this definition, each GSK Product would be considered “sold” and “deductions” allowed by a Selling Party when recorded as invoiced in such Selling Party’s financial statements prepared in accordance with IFRS.

1.45 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, patent term extensions, supplementary protection certificates, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

1.46 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

1.47 “Phase I Clinical Trial” means a study in humans which provides for the first introduction into humans of a product, conducted in healthy volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a) or its foreign equivalents.

1.48 “Phase II Clinical Trial” means a study in humans of the safety, dose ranging and efficacy of a product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b) or its foreign equivalents.

1.49 “Phase III Clinical Trial” means a controlled study in humans of the efficacy and safety of a product, which is prospectively designed to demonstrate statistically whether such

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product is effective and safe for use in a particular indication in a manner sufficient to file for Marketing Authorization, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c) or its foreign equivalents.

1.50 “Product” means any pharmaceutical or biopharmaceutical product incorporating an Antibody.

1.51 “Pricing Approval” means any governmental approval, agreement, determination or decision establishing prices for a Product that can be charged and/or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price and/or reimbursement of pharmaceutical products and where such approval, agreement, determination or decision establishes prices for a Product. For clarity, GSK shall have no obligation to […***…] if it does not […***…] that […***…] to GSK in its sole discretion.

1.52 “Project Arising IP” means any Inventions arising from the Research Collaboration, together with all Intellectual Property rights therein. For clarity, the Project Arising IP shall include the Joint Inventions, Joint Patents, Zymeworks Project Patent Rights and GSK Project Patent Rights.

1.53 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing or sale of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and Pricing Approvals for such sale.

1.54 “Sequence” means an Antibody nucleic acid or amino acid sequence corresponding […***…] that is Directed To […***…].

1.55 “Sequence Pair” means two (2) Sequences, each of which is Directed To […***…].

1.56 “Target” means any […***…].

1.57 “Territory” means all of the countries and territories in the world.

1.58 “Third Party” means any Person other than GSK or Zymeworks or an Affiliate of GSK or Zymeworks.

1.59 “Type of Antibody” means, as applicable, any […***…], GSK Multi-Specific Antibody(ies), GSK Mono-Specific Antibody(ies), GSK Multi-Specific Antibody(ies), Mono-Specific Antibody(ies), or Multi-Specific Antibody(ies). Similarly, “Type of Product” means Products incorporating only one (1) Type of Antibody and no other Type of Antibody.

1.60 “United States” or “US” means the United States of America and its territories and possessions.

1.61 “USD” and “$” mean United States dollars.

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1.62 “Valid Claim” means any claim of an issued, in force and unexpired patent, or pending patent application within the Zymeworks Patent Rights or the Project Arising IP (excluding GSK Project Patent Rights and GSK Project Arising IP) that:

1.62.1 has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction and is not subject to further appeal,

1.62.2 has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, and

1.62.3 has not been rendered unenforceable through disclaimer, abandonment, withdrawal, dedication to the public, allowing to lapse through non-payment of renewal fees or otherwise.

A claim within a pending patent application that has been pending issuance for more than […***…] from the date of filing of the earliest priority patent application to which such pending patent application is entitled shall not be a Valid Claim, unless and until it issues.

1.63 “Zymeworks Initial Selection Period” means the period commencing on the expiration of […***…] and ending upon the earlier of (a) the date that is […***…] thereafter and (b) the date on which […***…].

1.64 “Zymeworks Background Technology” means the Zymeworks Patent Rights and the Zymeworks Know-How (other than any Project Arising IP), which (a) are Controlled by Zymeworks or its Affiliates as of the Effective Date or (b) are generated outside of this Agreement and Controlled by Zymeworks or its Affiliates.

1.65 “Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks as of the Effective Date and during the Term of the Agreement, and (b) is necessary or useful to GSK in (i) carrying out the activities assigned to it under the Research Collaboration or (ii) developing, manufacturing or commercializing the Zymeworks Modified Scaffolds for inclusion in GSK Products.

1.66 “Zymeworks Modified Scaffold IP” means any and all Zymeworks Inventions comprising the Zymeworks Modified Scaffolds, and all Intellectual Property rights therein.

1.67 “Zymeworks Patent Rights” any and all Patent Rights that are Controlled by Zymeworks or its Affiliates (including Patent Rights Controlled by Zymeworks claiming Zymeworks Inventions) as of the Effective Date and during the Term of the Agreement, which (a) are necessary or useful for carrying out the Research Collaboration or (b) claim the manufacture or use of the Zymeworks Modifications or the Zymeworks Modified Scaffolds.

1.68 “Zymeworks Product” means any Product Directed To a Zymeworks Target. For clarity, Zymeworks Products may (a) include Products containing Mono-Valent Antibodies and Multi-Specific Antibodies and (b) with respect to a particular Zymeworks Target(s), be

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limited to a particular Type of Product, as determined pursuant to the Target selection and gatekeeping mechanisms set forth in Article 3.

1.69 “Zymeworks Project Arising IP” means the Zymeworks Inventions and all Intellectual Property rights therein, including the Zymeworks Project Patent Rights.

1.70 “Zymeworks Technology” means Zymeworks’ proprietary antibody engineering tools and capabilities.

1.71 Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below.

Definition	Section/Exhibit
120 Day Period	10.1.1
Accounting Firm	6.4.2
Agreement	Preamble
Agreement Payments	6.3
CDA	8.1
Claims	13.1
Code	11.4
Commercialization Milestone Event	5.3
Commercialization Milestone Payment	5.3
Controlling Party	7.3.5
Development Milestone Event	5.2
Development Milestone Payment	5.2
Dispute	14.5.1
Effective Date	Preamble
Excluded Claim	14.5.7
Excluded Claim	14.5.7
Exclusivity Payment	3.7.2
Exclusivity Period	3.7.2
Gate	3.1.3(b)
[…***…]	3.4.1
GSK	Preamble
GSK Antibodies	1.28
GSK Indemnified Party	13.1
GSK Inventions	7.1
GSK Mono-Specific Product	1.28
GSK Multi-Specific Product	1.28
GSK Project Patent Rights	7.1
GSK Target	3.4.3(a)
IFRS	1.44
Improvements	7.1
Indemnified Party	13.3.1
Indemnifying Party	13.3.1
Infringement	7.3.1

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Definition	Section/Exhibit
Initial GSK Targets	3.4.2(a)
JPT	4.1
Losses	13.1
Parties	Preamble
Party	Preamble
prosecution	7.2.1
Research Collaboration	3.1.1
Research Collaboration Plan	3.1.3
Research Collaboration Term	3.1.2
Royalty	5.4.1
Royalty Term	5.4.2
Rules	14.5.3
Selling Party	1.44
Taxes	6.3
Term	10.1.1
Unavailable Target	3.4.3(a)
Year	3.7.2
Year 1	3.7.2
Year 2	3.7.2
Year 3	3.7.2
Year 4	3.7.2
Year 5	3.7.2
Zymeworks	Preamble
Zymeworks Indemnified Party	13.2
Zymeworks Inventions	7.1
Zymeworks Modifications	3.1.3(a)
Zymeworks Modified Scaffold	3.1.3(a)
Zymeworks Project Patent Rights	7.1
Zymeworks Target	3.4.3(b)

1.72 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this

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Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

2. GRANT OF LICENSES

2.1 Licenses to GSK. Subject to the terms and conditions of this Agreement,

2.1.1 Conduct of the Research Collaboration. Zymeworks hereby grants to GSK a non-exclusive research license, including the right to sublicense to Affiliates of GSK and Third Parties undertaking Research Collaboration activities with GSK or on GSK’s behalf, under the Zymeworks Background Technology and the Zymeworks Project Arising IP solely for GSK to perform those activities assigned to GSK in the Research Collaboration Plan.

2.1.2 For Antibodies and GSK Products. Subject to the terms and conditions of this Agreement, Zymeworks shall grant, and hereby grants, to GSK a worldwide, sublicensable (in accordance with Section 2.1.3) and transferable (solely in connection with a permitted assignment of this Agreement in accordance with Section 14.1) license under the Zymeworks Project Arising IP to (a) research, develop, make, use, and import GSK Antibodies intended for incorporation into GSK Products, (b) research, develop, make, use, sell, offer to sell and import any GSK Product in the Field in the Territory. The licenses set forth in this Section 2.1.2 shall be exclusive with respect to Zymeworks’ rights in all Project Arising IP other than the Zymeworks Modified Scaffold IP, with respect to which it shall be non-exclusive. For clarity, GSK would have the right to use the Zymeworks Modification and Zymeworks Modified Scaffolds solely for purposes of performing the Research Collaboration; researching and developing GSK Antibodies to be incorporated in any GSK Product; and researching, developing and commercializing such GSK Products, in each case in accordance with this Agreement. In addition, Zymeworks shall grant, and hereby grants, to GSK a non-exclusive license under the Zymeworks Background Technology to research, develop, make, use, sell and import the Zymeworks Modifications and Zymeworks Modified Scaffolds for inclusion in the GSK Products in the Field in the Territory.

2.1.3 Sublicenses. The licenses granted to GSK in Section 2.1.2 include the right to grant sublicenses through multiple tiers, provided that each sublicense granted by GSK shall be consistent with the terms and conditions of this Agreement. GSK shall provide Zymeworks with prompt notice of any such sublicenses that it grants and shall be and remain responsible to Zymeworks for the performance of each sublicensee under such sublicense.

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2.2 License to Zymeworks.

2.2.1 Conduct of the Research Collaboration. GSK hereby grants to Zymeworks a non-exclusive license, including the right to sublicense to Affiliates of Zymeworks and Third Parties undertaking Research Collaboration activities with Zymeworks or on Zymeworks’ behalf, under the GSK Background IP and the GSK Project Arising IP solely for Zymeworks to perform those activities assigned to Zymeworks in the Research Collaboration Plan.

2.2.2 For Zymeworks Products and Third Party Products. Subject to the terms and conditions of this Agreement, GSK hereby grants to Zymeworks an exclusive, sublicensable (in accordance with Section 2.2.3) license under the GSK Project Arising IP related to the Zymeworks Modifications or Zymeworks Modified Scaffolds to (a) research, develop, make, use, and import Antibodies for incorporation into Zymeworks Products, and (b) research, develop, make, use, sell, and import Zymeworks Products in the Field in the Territory. In addition, and subject to Section 3.7, GSK hereby grants to Zymeworks an exclusive license under the GSK Project Arising IP related to the Zymeworks Modifications or Zymeworks Modified Scaffolds to make, use, sell, and import Products other than the Zymeworks Products and the GSK Products in the Field in the Territory; provided that such license shall be solely for purposes of developing Products for, and granting sublicenses to, Third Parties, so that such Third Parties may further develop and commercialize such Products in the Field in the Territory (each, a “Third Party Product”).

2.2.3 Sublicenses. The licenses granted to Zymeworks in Section 2.2.2 include the right to grant sublicenses through multiple tiers, provided that each sublicense granted by Zymeworks shall be consistent with the terms and conditions of this Agreement. Zymeworks shall provide GSK with prompt notice of any such sublicenses that it grants and shall be and remain responsible to GSK for the performance of each sublicensee under such sublicense.

2.3 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other Intellectual Property rights Controlled by the other Party or its Affiliates. Subject to the licenses expressly granted to GSK hereunder and the other terms and conditions of this Agreement, Zymeworks shall retain all rights under the Zymeworks Background Technology. Subject to the licenses expressly granted to Zymeworks hereunder and the other terms and conditions of this Agreement, GSK shall retain all rights under the GSK Background IP. The licenses granted to GSK in Section 2.1, with respect to the Zymeworks Patent Rights, shall apply solely to the extent that the right to practice such Patent Rights is necessary or useful to manufacture, use and import the Zymeworks Modifications and Zymeworks Modified Scaffolds developed pursuant to the Research Collaboration for inclusion in any GSK Antibody to be incorporated into a GSK Product to be researched, developed and commercialized by or on behalf of GSK in accordance with this Agreement.

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3. RESEARCH COLLABORATION, TARGET SELECTION AND

DEVELOPMENT AND

COMMERCIALIZATION OF PRODUCTS

3.1 Research Collaboration.

3.1.1 General. GSK and Zymeworks shall conduct a program to generate and optimize Zymeworks Modified Scaffolds on a collaborative basis and in accordance with the Research Collaboration Plan (the “Research Collaboration”). The Research Collaboration shall be coordinated by the Parties through the JPT.

3.1.2 Research Term. The Research Collaboration shall commence on the Effective Date and shall conclude on the earlier of (a) the date that is three (3) years thereafter or (b) the date on which the JPT determines that the Research Collaboration Plan has been completed, unless earlier terminated in accordance with Section 10.2, 10.3 or 10.4 (such period, the “Research Collaboration Term”). The Research Collaboration Term may be extended upon mutual written agreement of the Parties.

3.1.3 Research Collaboration Plan. The Research Collaboration shall cover the following activities, as set forth in further detail in a written plan agreed to by the Parties in writing (the “Research Collaboration Plan”), which plan may be amended from time to time upon the mutual written consent of the Parties, such consent not to be unreasonably withheld, conditioned or delayed. The initial plan with respect to the Research Program is attached hereto as Exhibit 3.1.3).

(a) Zymeworks shall engineer the Fc region of any number of Antibody(ies) using the Zymeworks Technology to generate […***…] mutually agreed by the Parties in the Research Collaboration Plan, meeting mutually established criteria set forth in the Research Collaboration Plan (the “Zymeworks Modifications”). Each resulting Antibody scaffold incorporating any Zymeworks Modification that result directly from the Research Collaboration may be referred to herein as a “Zymeworks Modified Scaffold” and may include a […***…]. For clarity, Zymeworks Modified Scaffolds do not include any scaffold that comprises solely the Zymeworks Background Technology (and does not incorporate any Project Arising IP).

(b) GSK shall research, develop, manufacture, test, analyze and/or validate Antibodies incorporating such Zymeworks Modified Scaffolds.

The Research Collaboration Plan shall also include certain ‘gates’ that mark decision-making points regarding whether to proceed with the Research Collaboration based on whether the Parties successfully achieve the task required to pass through such ‘gate’ (each, a “Gate”). Sections 4.5 shall apply in the event that the Parties fail to achieve any Gate.

3.1.4 Conduct of Research Collaboration. Each Party:

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(a) shall conduct its responsibilities under the Research Collaboration, as assigned to it under the Research Collaboration Plan and shall use Commercially Reasonable Efforts to achieve the objectives and timelines within the Research Collaboration Plan;

(b) shall conduct the Research Collaboration in compliance with all Applicable Laws; and

(c) may utilize the services of its Affiliates and Third Parties to perform those activities assigned to it under the Research Collaboration, subject to Section 3.2 below.

3.1.5 Exchange of Know-How and Materials.

(a) Without limiting Section 3.3, promptly after the Effective Date, and on an ongoing basis during the conduct of the Research Collaboration, (i) Zymeworks shall disclose to GSK in writing and/or in an electronic format the Zymeworks Know-How reasonably necessary for GSK’s performance of its obligations pursuant to the Research Collaboration Plan and (ii) GSK shall disclose to Zymeworks in writing and/or in electronic format Know-How Controlled by GSK and reasonably necessary for Zymeworks’ performance of its obligations pursuant to the Research Collaboration Plan, in each case (i) and (ii) as specified in the Research Collaboration Plan and such disclosure shall be the Confidential Information of the disclosing Party.

(b) Transfers of Materials. In the event that the Parties mutually agree, pursuant to the Research Collaboration Plan, that a transfer of any biopharmaceutical, biological, chemical or other material (“Material(s)”) from GSK or Zymeworks (the “Transferor”) to Zymeworks or GSK (as the case may be) (the “Transferee”) is necessary or desirable to facilitate the Parties’ collaborative activities pursuant to this Agreement, the Parties shall document such transfer using the material transfer record form set out in Exhibit 3.1.5 (the “Material Transfer Record Form”) and the Transferor shall effect such transfer in accordance with the following provisions:

(i) the Transferor shall complete and submit to the Transferee for counter-signature (and the Transferee shall counter-sign), the Material Transfer Record Form prior to the transfer of the Material.

(ii) the Transferor warrants that it has the full right and authority to transfer the Materials to the Transferee for use within the contemplated research as set forth in the Research Collaboration Plan.

(iii) The Material and related information provided by Transferor shall remain the property of Transferor or remain under the control of Transferor and shall be kept securely by Transferee and shall not be provided by Transferee, without the prior written consent of Transferor, to any Third Party, other than Third Parties engaged by the Transferee for purposes of the Research Collaboration in accordance with Section 3.1.4(c) above and subject to Section 3.2 below.

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(iv) The Transferee shall only use the Material for the purpose of the performing the applicable work as laid out under the Research Collaboration Plan and shall only use the Material in accordance with all Applicable Laws.

(v) The Transferee shall not, save as necessary for the conduct of work as laid out under the Research Collaboration Plan, use the Material in any human subjects.

(vi) The Transferee acknowledges that the Material is experimental in nature and provided “as is” and that the Transferor makes no representation or extends no warranty of any kind with respect to the Material and hereby disclaims all warranties, either express or implied, including, but not limited to, any warranty of merchantability, fitness for a particular purpose or that their use does not or shall not infringe any patent rights of Third Parties.

(vii) The Transferee shall use the Material at its own risk and in accordance with Applicable Laws and any safety instructions provided by the Transferor.

(viii) The Transferee shall, at the election and direction of the Transferor following completion of the purpose for which the Material was transferred, destroy or return the Material.

(ix) Ownership of all Materials transferred in accordance with this Section 3.1.5(b) shall be retained by the Transferor and licensed to the Transferee solely to the extent provided in ARTICLE 7.

3.2 Affiliates, Sublicensees and Contractors. Each Party, in utilizing the services of its Affiliates, sublicensees, Third Party collaborators and/or contractors under this Agreement, may sublicense its rights under this Agreement in accordance with Section 2.1.3 and 2.2.3, respectively, and share Confidential Information with such Affiliates, sublicensees, Third Party collaborators and/or contractors in furtherance of the Research Collaboration and in undertaking research, development and commercialization activities under this Agreement, in each case in accordance with Article 8; provided, however, that such Party shall remain responsible for such performance of its Affiliates, sublicensees, Third Party collaborators and/or contractors and shall cause such Affiliates, sublicensees and contractors to comply with the provisions of this Agreement in connection with such performance, including the provisions regarding confidentiality and non-use.

3.3 Records and Reports.

3.3.1 Records. Each Party shall maintain records, for so long as necessary to comply with Applicable Laws or reasonably necessary to support the prosecution, maintenance and enforcement of Intellectual Property rights (including Patent Rights) in accordance with Article 7 below, regarding its conduct of the Research Collaboration, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which records shall completely and accurately reflect the work done and results achieved by such Party in the performance of the Research Collaboration.

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3.3.2 Copies and Inspection of Records. During the period that such records are required to be maintained pursuant to Section 3.3.1, each Party shall have the right to request copies of such records referred to in Section 3.3.1, which request shall be fulfilled by such Party receiving such request, where reasonably necessary for such requesting Party to exercise its rights or fulfil its obligations under this Agreement.

3.4 Target Selection. Subject to this Section 3.4, GSK and Zymeworks shall each have the right to designate Targets as GSK Targets or Zymeworks Targets, respectively, with respect to which it would have the rights set forth in this Agreement, including pursuant to Sections 2.1 or 2.2, as applicable, to research, develop, manufacture and commercialize designated Types of Antibodies and Types of Products in the Field in the Territory.

3.4.1 […***…]. Prior to the expiration of the Research Collaboration Term and in any event no later than […***…] prior to the JPT’s estimated date of expiry of the Research Collaboration Term, Zymeworks shall select […***…], and Zymeworks and GSK shall enter into a written agreement, […***…] setting forth, among other things, the […***…] with respect to the Parties’ selection of Targets and Types of Products. […***…] as further described in Section 3.4.3 below. […***…], shall also have the right to audit GSK, on an annual basis, to ensure that GSK is not developing, manufacturing or commercializing Products outside of the scope of the licenses granted to it in Section 2.1, including Products Directed To Targets that are not GSK Targets or derived from Sequence Pairs that are not GSK Sequence Pairs. GSK shall promptly comply with each such audit requests by providing any information or documentation in its possession which GSK is legally able to disclose as requested […***…] with respect to the Products that it is developing, manufacturing or commercializing that is reasonably necessary to understanding the Targets to which such Products are Directed To or the Sequence Pairs from which they are derived. Such information and documentation, disclosed by GSK in accordance with this Section 3.4.1 shall be maintained as the Confidential Information of GSK […***…], other than to the extent necessary to convey […***…]. For clarity, […***…], and GSK shall not be required to […***…].

3.4.2 Target Selection Timeline.

(a) GSK Initial Selection. During the GSK Initial Selection Period, GSK may designate up to […***…] initial Targets as potential GSK Targets for […***…] by submitting written notice of each such designated Target […***…] for gatekeeping in accordance with Section 3.4.3 below. The first […***…] such Targets to become GSK Targets may be referred to herein as the “Initial GSK Targets”. Notwithstanding anything herein to the contrary, each Initial GSK Target shall be a GSK Target solely for purposes of developing and commercializing […***…], unless and until one or more Sequence Pairs Directed to such GSK Target(s) are designated by GSK and determined to be available pursuant to Section 3.4.4 for purposes of developing and commercializing […***…]. For clarity, any rights granted to GSK under this Agreement with respect to […***…] shall be granted on a GSK Sequence Pair-by-GSK Sequence Pair basis and are subject to Sequence Pair-level gatekeeping by Zymeworks in accordance with Section 3.4.4 below.

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(b) Zymeworks Initial Selection.

(i) During the Zymeworks Initial Selection Period, Zymeworks may designate up to […***…] initial Targets as potential Zymeworks Targets for up to four (4) distinct Zymeworks Products by submitting written notice of each such designated Target and the Type of Product to be Directed To such Zymeworks Target or pair of Zymeworks Targets […***…] for gatekeeping in accordance with Section 3.4.3 below and subject to Section 3.4.2(e).

(ii) After the GSK Initial Selection Period and subject to Section 3.7, Zymeworks may also grant rights to Third Parties to develop and commercialize Products Directed To Targets (including Targets other than the Zymeworks Targets) that have not been previously selected as GSK Targets provided further that such Targets shall be […***…] in accordance with Section 3.4.3 below. Such Products are Third Party Products.

(c) Additional Selection Period. During the Additional Selection Period, GSK may designate up to […***…] additional Targets as potential GSK Targets for up to […***…] additional distinct GSK Products and Zymeworks may designate up to […***…] additional Targets as potential Zymeworks Targets for up to […***…] additional distinct Zymeworks Products, in each case by submitting written notice of each such designated Target and, subject to the following two (2) sentences, Type of Product to be Directed To such Target or pair of Targets […***…] for gatekeeping in accordance with Section 3.4.3 and, if applicable, Section 3.4.4. For the avoidance of doubt, Zymeworks shall retain its right to designate […***…] additional Targets during the Additional Selection Period, even if it has already designated four (4) Types of Products associated with other Zymeworks Targets pursuant to Section 3.4.2(b) above; provided that Zymeworks shall be limited to designating a total of four (4) Zymeworks Products, and until Zymeworks designates a Type of Product with respect to a particular Zymeworks Target, such Zymeworks Target shall not be deemed to be an Unavailable Target for GSK with respect to any Type of Product pursuant to Section 3.4.3(a)(1), but shall be available for Product swapping by Zymeworks pursuant to Section 3.4.2(d)(iii). Accordingly, Zymeworks may not […***…] a Type of Product associated with the additional Targets that it designates pursuant to this Section 3.4.2(c), if it has already designated four (4) Types of Products associated with other Zymeworks Targets. For each GSK Target selected after the Initial GSK Targets have been selected, GSK shall pay to Zymeworks […***…] ($[…***…]). Such payment applies on a Target-by-Target basis. Accordingly, if GSK selects two (2) Targets toward which it would develop […***…], and GSK had not previously paid Zymeworks such […***…] ($[…***…]) payment for either of such Targets, GSK shall pay to Zymeworks […***…] ($[…***…]) for such Target pair. Payment for each such designated Target shall be made by GSK within […***…] following the expiry of […***…] from the date of receipt of a corresponding Invoice from Zymeworks. Such GSK Targets shall be considered selected upon […***…] that the Target is available with respect to the designated Type of Product, Zymeworks’ receipt of the corresponding payment from GSK, and, if applicable, […***…] that a particular Sequence Pair Directed To such Target(s) is available pursuant to Section 3.4.4. For clarity, the foregoing payment shall not apply with respect to Targets that are substituted for an Initial GSK Target in accordance with Section 3.4.2(d) below.

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(d) Substitute Targets and Products.

(i) At any time prior to the expiration of the Additional Selection Period, either Party may substitute any number of new Targets for one or more of its GSK Targets (with respect to GSK) or Zymeworks Targets (with respect to Zymeworks) for any reason, provided the total number of GSK Targets does not exceed […***…] and the total number of Zymeworks Targets does not exceed […***…]. Any such substituted Target shall be subject to the gatekeeping process described in Section 3.4.3 and Section 3.4.4, as applicable, and upon […***…] that such substitute Target is available with respect to the designated Type of Product (and, if applicable, […***…] that the Sequence Pair from which […***…] Directed To such Target(s) are to be derived is available), the Target for which such new Target is a substitute shall cease to be a GSK Target or Zymeworks Target, as applicable. For clarity, each Target in a pair of Targets selected by a Party for purposes of developing […***…] shall count as one Target toward the maximum number of Targets set forth for such Party above.

(ii) At any time there is a GSK Target, a Zymeworks Target or a Third Party Target that subsequently ceases to be, respectively, a GSK Target, a Zymeworks Target or a Third Party Target for any reason or with respect to any Type of Product, if such former GSK Target, Zymeworks Target or Third Party Target was a Target which was previously an Unavailable Target for GSK or Zymeworks with respect to such Type of Product, the Parties shall […***…] notify such event promptly to GSK (in respect of a former Zymeworks Target or Third Party Target) or Zymeworks (in respect of a former GSK Target or Third Party Target) and such former Zymeworks Target, GSK Target or Third Party Target shall be released from the Reserved Targets List, in its entirety or with respect to such Type of Product, as applicable.

(iii) Upon expiration of the Additional Selection Period, the GSK Targets and Zymeworks Targets shall remain fixed for the remainder of the Term, and the Parties shall no longer have the right to substitute Targets. However, the Parties shall retain the right, on a Target-by-Target basis during the Term, to change the Type of Products to be Directed To their respective Targets until initiation of […***…]. By way of example only and without limiting the foregoing, after the Additional Selection Period, GSK could cease all development and commercialization activities with respect to […***…] and, subject to all applicable gatekeeping under Sections 3.4.3 and 3.4.4, substitute for such activities the development and commercialization of […***…]. In such case, […***…]. In no event, however, shall (a) GSK develop or commercialize more than ten (10) GSK Products, which, for clarity, may include […***…] derived from GSK Sequence Pairs if GSK selects GSK Sequence Pairs in accordance with Section 3.4.4 but otherwise shall be limited to […***…], or (b) Zymeworks develop or commercialize more than four (4) Zymeworks Products, in each case at any given time. Each Party shall promptly […***…] of any changes to the Type of Antibody or Type of Product that it is developing with respect to a particular Target or Targets.

(e) Target Hierarchy and […***…]. At any time when the Parties may continue to select Targets or Types of Products hereunder, as applicable, and subject to all applicable gatekeeping under Section 3.4:

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(i) if GSK first selects, in sequence, a GSK Target for purposes of developing […***…] (including all Initial GSK Targets) or […***…], then Zymeworks shall not then be permitted to reserve such Target as a Zymeworks Target, or a Third Party Product on behalf of a Third Party, in respect of Products incorporating […***…] or […***…] unless and until such Target is released by GSK with respect to […***…] and […***…] pursuant to Section 3.4.2(d) (however, for clarity, Zymeworks shall have the right to reserve such Target as a Zymeworks Target in respect of a Zymeworks Product, which is a […***…] but not a […***…]);

(ii) if Zymeworks first selects, in sequence, whether for itself or on behalf of a Third Party, a Zymeworks Target for purposes of developing Products incorporating […***…] or a […***…], then GSK shall not then be permitted to reserve such Target as a GSK Target in respect of […***…] unless and until such Target is released by Zymeworks with respect to Products incorporating […***…] and […***…] pursuant to Section 3.4.2(d) (however, for clarity, GSK shall have the right to reserve such Target as a GSK Target in respect of a […***…]);

(iii) if GSK first selects, in sequence, a GSK Target for purposes of developing a […***…] Directed To […***…], then Zymeworks shall not then be permitted to reserve […***…] as Zymeworks Targets in respect of Products incorporating […***…] Directed To such […***…], unless and until such […***…] is released by GSK with respect to such […***…] pursuant to Section 3.4.2(d) (however, for clarity, Zymeworks shall have the right to reserve […***…] as a Zymeworks Target in respect of Products incorporating […***…] or Products incorporating […***…] Directed to a […***…]); and

(iv) if Zymeworks first selects, in sequence, a Zymeworks Target for purposes of developing a Product incorporating […***…] Directed To […***…], then GSK shall not then be permitted to reserve such Target as a GSK Target in respect of […***…] Directed To such […***…], unless and until such […***…] is released by Zymeworks with respect to Products incorporating such […***…] pursuant to Section 3.4.2(d) (however, for clarity, GSK shall have the right to reserve such Target as a GSK Target in respect of […***…] or […***…] Directed to a different […***…]).

3.4.3 Target […***…].

(a) GSK Targets. Each Target or […***…] (with respect to Targets designated for the development of […***…]) designated by GSK and […***…] in accordance with Section 3.4.2(a), (c) or (d) above shall be […***…] as set forth below in this Section 3.4.3, and if such designated Target or […***…] is/are not an Unavailable Target with respect to the Type of Product designated by GSK for such Target(s) in accordance with such gatekeeping such Target(s) shall become a “GSK Target” with respect to such Type of Product; provided that a Target or […***…] designated by GSK for the development of […***…] shall not become GSK Target(s) for such purposes unless and until such GSK Target(s) are determined to be available with respect to the Sequence Pair designated by GSK pursuant to Section 3.4.4, and then such Target(s) shall be a GSK Target(s) solely with respect to […***…] and […***…] derived from such GSK Sequence Pair. For clarity, this Section 3.4.3(a) shall apply with respect to changes in the Type of Antibody or Type of Product that GSK intends to develop made pursuant to Section

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3.4.2(b)(iii) in addition to new Target designations. A Target or […***…] designated by GSK in accordance with Section 3.4.2 above shall only be an “Unavailable Target” if such Target is (or such […***…]includes) […***…]or, at the time GSK […***…], (1) such Target(s) is/are already included on the Reserved Target List as a Zymeworks Target or a Third Party Target with respect to the Type of Product that GSK designated in such submission; or (2) Zymeworks is:

(i) demonstrably contractually obligated to grant pursuant to clearly identifiable and certain rights granted to a Third Party prior to the Effective Date, or has actually granted prior to the Effective Date, to a Third Party rights with respect to products Directed To such Target; or

(ii) actively and in good faith engaged in bona fide negotiations with a Third Party regarding the development or commercialization of Products Directed To such Target (as may be evidenced, among other things by […***…]); provided that Zymeworks may designate, […***…], for reservation on the Reserved Target List, on a Target-by-Target basis, no more than […***…] Targets at any given time pursuant to this clause (ii) for up to […***…] per Target and following such […***…] period, if such Target has not been confirmed for continuing reservation by Zymeworks on the Reserved Target List with […***…], such Target shall be automatically deemed excluded from the Reserved Target List for a minimum of […***…]; and provided further, for clarity, that Zymeworks had […***…] inclusion on the Reserved Target List. For clarity and without limiting clause (i) above, Targets that are subject to this clause (ii) and subsequently become the subject of an executed agreement pursuant to which Zymeworks grants such Third Party rights with respect to the development or commercialization of Products Directed To such Targets shall remain on the Reserved Target List pursuant to clause (1) above.

(b) Zymeworks Targets. Each Target or pair of Targets designated by Zymeworks and […***…] pursuant to Section 3.4.2(b)(i), (c) or (d) above shall be a “Zymeworks Target” with respect to the Type of Product designated by Zymeworks for such Target(s), unless, at the time Zymeworks […***…] such Target or pair of Targets is already included on the Reserved Target List as a GSK Target for such Type of Product. For clarity, this Section 3.4.3(b) shall apply with respect to changes in the Type of Antibody or Type of Product that Zymeworks intends to develop made pursuant to Section 3.4.2(b)(iii) in addition to new Target designations.

(c) Third Party Targets. Each Target designated by Zymeworks and […***…] pursuant to Section 3.4.2(b)(ii) above for use with a Third Party shall be available, unless, at the time Zymeworks […***…] such Target is already included on the Reserved Target List as a GSK Target or a Zymeworks Target (each such available Target, a “Third Party Target”).

(d) Notice of Availability. Within […***…] of […***…] of a Party’s written notice with respect to each Target or pair of Targets that such Party proposes to select under Section 3.4.2, […***…] with written notice if such proposed Target or pair of Targets is available or is unavailable for the designated Type of Product for any of the reasons set forth in Section 3.4.3(a) or (b) above, as applicable, and the basis for any such unavailability. If any such Target or pair of Targets is determined to be unavailable in accordance with this Section 3.4.3,

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the Party that had proposed such Target may propose another Target(s) in place of such unavailable Target(s) (or, as applicable, another Type of Product for the same Target), subject to this Section 3.4.3 and the process set forth herein. For clarity, […***…] shall not disclose the identity of a Target or pair of Targets designated by one Party to the other Party when providing notice pursuant to this Section 3.4.3(d) and shall, subject to Section 3.4.2(d)(ii), be required to maintain the confidentiality at all times of any such Target(s) proposed by a Party pursuant to this Section 3.4.3. Notwithstanding the foregoing, GSK shall disclose to Zymeworks in writing the identity of each GSK Target or pair of GSK Targets prior to […***…] a GSK Product Directed to such GSK Target or pair of GSK Targets. In the event that GSK does not disclose a GSK Target or […***…] in accordance with the foregoing sentence, Zymeworks shall have the right to […***…] the identity of such GSK Target or […***…].

3.4.4 GSK Multi-Specific Sequence Pair […***…].

(a) GSK Multi-Specific Sequence Pair Designation. After the Zymeworks Initial Selection Period, GSK may designate Sequence Pairs Directed To any previously selected GSK Target or […***…]previously selected GSK Targets for the development of […***…] by […***…] in writing. In addition, solely during the Additional Selection Period, GSK may designate Sequence Pairs Directed To […***…] that include one GSK Target and one Zymeworks Target by […***…] in writing. In each case, such […***…] must be determined to be available […***…] pursuant to Section 3.4.3 with respect to GSK Multi-Specific Products prior to being submitted for Sequence Pair level gatekeeping […***…] pursuant to this Section 3.4.4. Each Sequence Pair so designated by GSK shall be subject to […***…] as set forth below in this Section 3.4.4, and if such designated Sequence Pair is not an Unavailable Sequence Pair in accordance with such gatekeeping it shall become a “GSK Sequence Pair.” A Sequence Pair that is designated by GSK in accordance with this Section 3.4.4 shall only be an “Unavailable Sequence Pair” if, at the time GSK […***…], Zymeworks:

(i) is contractually obligated to grant pursuant to clearly identifiable and certain rights granted to a Third Party, or has actually granted, to a Third Party rights with respect to products incorporating such Sequence Pair, or exclusive rights with respect to products Directed To the […***…] To which such Sequence Pair is Directed;

(ii) is actively and in good faith engaged in bona fide negotiations with a Third Party regarding the development or commercialization of products incorporating such Sequence Pair (as may be evidenced, among other things, […***…]);

(iii) is actively performing activities on its own behalf regarding the development or commercialization of products incorporating such Sequence Pair, which activities include, or have included, […***…], and […***…] that it has conducted such activities with respect to products incorporating such Sequence Pair;

(iv) has […***…] that the Zymeworks Targets comprising the […***…] that such Sequence Pair is Directed To is a […***…] with respect to which Zymeworks intends to develop […***…].

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(b) Notice of Availability. Within […***…] Business Days of […***…] written notice with respect to each Sequence Pair that GSK proposes to select under this Section 3.4.4, […***…] with written notice if such proposed Sequence Pair is available or is unavailable for any of the reasons set forth in Section 3.4.4(a) above, and the basis for any such unavailability. For clarity, […***…] shall not disclose the identity of a Sequence Pair designated by GSK when providing notice pursuant to this Section 3.4.4(b) and shall be required to maintain the confidentiality of any such Sequence Pairs proposed by GSK as Confidential Information of GSK pursuant to this Section 3.4.4(b). Notwithstanding the foregoing, GSK shall disclose to Zymeworks in writing the identity of each GSK Sequence Pair upon the […***…] of a GSK Product, the active ingredient of which is a […***…] derived and generated from such GSK Sequence Pair. In the event that GSK does not disclose a GSK Sequence Pair in accordance with the foregoing sentence, Zymeworks shall have the right to […***…], to Zymeworks the identity of such GSK Sequence Pair.

3.4.5 Scope of GSK Targets and Zymeworks Targets. Notwithstanding anything herein to the contrary, in the event that, in accordance with this Section 3.4, a single Target becomes a GSK Target with respect to certain Types of Products and a Zymeworks Target with respect to other Types of Products, the term GSK Target as used throughout this Agreement (including, without limitation, for purposes of the licenses granted pursuant to Article 2 and the exclusivities set forth in Section 3.7) shall be limited to such Target with respect to the Types of Products to which GSK is granted rights hereunder, and the Zymeworks Targets as used throughout this Agreement shall be limited to such Target with respect to the Types of Products to which Zymeworks is granted rights hereunder. Accordingly, in such circumstances, GSK Products or Zymeworks Products, as applicable, shall be limited to the Type of Product to which such Party has rights with respect to such Target.

3.5 Development and Commercialization of GSK Products. GSK (itself or through its Affiliates or Third Parties) shall have the exclusive right (even as to Zymeworks and its Affiliates) to further research, develop, manufacture and commercialize GSK Products upon the conclusion of the Research Collaboration subject to Article 10. GSK shall use Commercially Reasonable Efforts to research and develop […***…] GSK Antibody Directed To the GSK Targets and to commercialize […***…]. GSK shall provide Zymeworks with written reports summarizing the then-current development and commercialization status of each Product in such detail as is reasonably necessary for Zymeworks to estimate timing for the payments owed pursuant to Article 5, […***…].

3.6 Development and Commercialization of Zymeworks Products. Zymeworks (itself or through its Affiliates or Third Parties) shall have the exclusive right (even as to GSK and its Affiliates) to further research, develop, manufacture and commercialize any Zymeworks Products or, subject to any exclusivity granted to GSK in accordance with Section 3.7, other Products that are not GSK Products upon the conclusion of the Research Collaboration.

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3.7 Exclusivity.

3.7.1 Zymeworks Modification Exclusivities. Subject to Section 3.7.3, (a) Zymeworks shall not, and shall not grant rights to any Person to, at any time during the Term for a GSK Product (i) develop or commercialize any antibody or product incorporating a Zymeworks Modification that is […***…], or (ii) grant to any Third Party any rights or license under the Zymeworks Project Arising IP to, develop or commercialize any antibody or product incorporating a […***…]; and (b) GSK shall not, and shall not grant rights to any Person to, at any time during the Term (i) develop or commercialize any antibody or product incorporating a Zymeworks Modification […***…] or (ii) grant to any Third Party any rights or license under the GSK Project Arising IP to develop or commercialize any antibody or product incorporating a […***…]. For clarity, in the event that […***…], nothing in this Section 3.7.1 shall prevent either Party from developing and commercializing, itself or with or through any Affiliate or Third Party, Antibodies and Products Directed To such Target within the scope of its rights hereunder.

3.7.2 […***…]. In addition, Zymeworks shall not grant any Third Party any rights or licenses under the […***…]; provided that the foregoing exclusivity shall be subject to […***…]. For purposes of the foregoing, the “Exclusivity Period” means each of up to […***…] periods beginning on the […***…] (“Year 1”) and each anniversary […***…] (each of “Year 2”, “Year 3”, “Year 4”, and “Year 5” below) for which GSK has paid the following amounts per year (each, an “Exclusivity Payment”):

Year 1 : $[…***…]

Year 2 : $[…***…]

Year 3 : $[…***…]

Year 4 : $[…***…]

Year 5 : $[…***…]

GSK shall notify Zymeworks of its decision whether or not to exercise its exclusivity option prior to […***…] (with respect to Year 1) in accordance with this Agreement (including Section 3.1.2), which expiration shall be confirmed by the Joint Project Team upon GSK’s request, and not less than […***…] prior to the expiration of the prior Year (with respect to each subsequent Year). […***…]. For clarity, […***…]; provided, for clarity, […***…]. If GSK has paid the Exclusivity Payment for each of Years 1-5 and requests an extension of the Exclusivity Period beyond the five (5) years set forth above, the Parties shall discuss, in good faith, the terms on which Zymeworks would, in its sole discretion, make such an extension available to GSK, at that time. For purposes of the foregoing each of Year 1, Year 2, Year 3, Year 4 and Year 5 may be referred to as a “Year”. Payment for each Year of exclusivity shall be made by GSK within the […***…] from the date of receipt of a corresponding Invoice from Zymeworks.

3.7.3 Limitations. For clarity, nothing in this Agreement, including this Section 3.7, shall prevent Zymeworks or GSK from developing or commercializing, or granting rights with respect to the development or commercialization of, any antibody, antibody-like molecule or product incorporating the same, in each case which do not include any Zymeworks Modifications. Any such rights shall not be deemed to be inconsistent with the licenses granted under Arising Project IP or the exclusivities as set out herein. Further, the exclusivities set forth in this Section 3.7 shall not apply with respect to any antibodies or products being developed or

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commercialized by an Acquiring Entity at the time such acquisition closes or thereafter without accessing or practicing the Project Arising IP.

4. GOVERNANCE

4.1 Joint Project Team. The Parties shall establish, as soon as practicable after the Effective Date, a Joint Project Team (the “JPT”) to oversee and coordinate the activities of the Parties under the Research Collaboration. The JPT shall be comprised of two (2) employees from GSK and two (2) employees from Zymeworks. Subject to the foregoing, each Party may appoint its respective representatives to the JPT, and may change its representatives, in its sole discretion, in each case effective upon notice to the other Party. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to and ongoing familiarity with the Research Collaboration. One (1) of the members of the JPT appointed by GSK shall be designated the JPT Chair. The JPT Chair shall be responsible for calling meetings of the JPT, circulating agenda and performing administrative tasks required to assure efficient operation of the JPT. The JPT shall be promptly disbanded upon completion of the Research Collaboration.

4.2 JPT Meetings. The JPT shall meet in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every […***…] until expiration of the Research Collaboration Term. The location for meetings shall alternate between Zymeworks and GSK facilities (or such other location as is determined by the JPT). Alternatively, the JPT may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants of each Party may from time to time attend the JPT meetings as nonvoting observers, provided that any such consultant shall agree in writing to comply with the confidentiality obligations under this Agreement; and provided further that no Third Party personnel (other than consultants of each Party) may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JPT meetings by its representatives and nonvoting observers. Each Party may also call for special meetings to resolve particular matters requested by such Party upon not less than […***…] prior written notice to the other Party’s JPT representatives. The JPT Chair or his/her designee shall keep minutes of each JPT meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. The JPT Chair shall send meeting minutes to all members of the JPT promptly after a meeting for review. Each member shall have […***…] from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify GSK that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member. The JPT shall disband upon expiration of the Research Collaboration Term.

4.3 JPT Functions. The JPT’s responsibilities with respect to the Research Collaboration are as follows:

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(a) Overseeing and coordinating the activities of the Parties under the Research Collaboration;

(b) Facilitating the exchange of Know-How and materials as required hereunder;

(c) Periodically reviewing the progress and results and data of the Research Collaboration;

(d) Updating or modifying the Research Collaboration Plan for approval by the Parties;

(e) Determining whether to update the Research Collaboration Plan or terminate this Agreement in the event of failure to achieve a Gate;

(f) Completing such other responsibilities as are assigned to the JPT upon mutual written agreement of the Parties; and

(g) Discussing Joint Inventions and Joint Patents in consultation with qualified patent attorneys representing each Party, including without limitation, responsibility for drafting, filing, prosecution and enforcement.

4.4 JPT Disputes. The JPT shall make decisions by consensus, with each of GSK and Zymeworks having one vote. If consensus is not reached by the Parties’ representatives pursuant to such vote, then the matter may be escalated by either Party to designated officers of both GSK and Zymeworks with appropriate decision-making authority for resolution in accordance with Section 14.5. In the event the designated officers are unable to resolve the issue within […***…], GSK shall have the right to make the final decision with respect to such dispute, provided that GSK shall not have the right to unilaterally revise the Research Collaboration Plan or to obligate Zymeworks to perform any task or expend any resources outside of or beyond its express obligations in the Research Collaboration Plan or under this Agreement. For clarity and notwithstanding the creation of the JPT, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JPT shall not be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JPT shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JPT shall be in contravention of any terms and conditions of this Agreement. It is understood and agreed that issues to be formally decided by the JPT are limited to those specific issues that are expressly provided in this Agreement to be decided by the JPT.

4.5 Failure to Achieve a Gate. In the event that the Parties fail to achieve a Gate, the JPT shall promptly meet to make a determination as to whether to (i) revise the Research Collaboration Plan to allow the Parties to proceed with the Research Collaboration and present such plan to the Parties for approval or (ii) recommend that the Parties terminate the Agreement. If, in such case, the Parties fail to agree

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with respect to an appropriate revision to the Research Collaboration Plan within […***…] of the JPT meeting to make the determination described in the foregoing sentence, or the Parties otherwise agree in writing that this Agreement shall be terminated, this Agreement shall terminate. For clarity, decisions regarding whether to proceed in the event of a failure to achieve a Gate shall require mutual agreement by the Parties and shall not be subject to GSK’s final decision-making authority.

4.6 Alliance Managers. Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager during the Term for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for all business development and/or contract related communications between the Parties for all matters in connection with this Agreement and in particular matters related to clauses 3.4 and 3.7, outside the purview of the technical matters for which the Joint Project Team is responsible. The Alliance Managers shall be responsible for facilitating communications between the Parties regarding any finance, legal and business issues that may arise during the Term of the Agreement.

5. FINANCIAL PROVISIONS

5.1 Expenses. Zymeworks and GSK shall each bear all expenses it incurs in performance under this Agreement, except as expressly set forth in this Agreement.

5.2 Development Milestones. Within […***…] of receipt of an Invoice following after the […***…]of each milestone event set forth in the table below for each applicable GSK Product (each, a “Development Milestone Event”), GSK shall make the corresponding milestone payment to Zymeworks (each, a “Development Milestone Payment”). For clarity, each Development Milestone Payment shall be payable […***…] GSK Products to achieve such Development Milestone Event, regardless of how many times such Development Milestone Event occurs for such GSK Product.

Development Milestone Event	Development Milestone Payment GSK Products […***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]
[…***…]	$	[…***…]

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5.3 Commercialization Milestones. Within […***…] of receipt of an Invoice following the […***…] of each milestone event set forth in the table below for each GSK Product (each, a “Commercialization Milestone Event”), GSK shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”):

First time Annual Net Sales of such GSK Product achieve the following thresholds	Commercialization Milestone Payment
$[…***…]	$	[…***…]
$[…***…]	$	[…***…]
$[…***…]	$	[…***…]
$[…***…]	$	[…***…]

For clarity, each of the foregoing Commercialization Milestone Payments shall […***…].

5.4 Royalties.

5.4.1 Patent Royalty Payments. On a […***…], GSK shall pay Zymeworks a royalty (the “Royalty”) on Net Sales of each GSK Product at the rates set forth below:

Annual Net Sales on a GSK Product-by-GSK Product basis	Royalty Rate (as a percentage of Net Sales)
$[…***…] to $[…***…]	[…***…]	%
Above $[…***…] to $[…***…]	[…***…]	%
Above $[…***…]	[…***…]	%

5.4.2 Royalty Term. The Royalty shall be payable on a GSK Product-by-GSK Product and country-by-country basis from First Commercial Sale in such country until (i) such GSK Product is no longer Covered by a Valid Claim in such country or (ii) ten (10) years after the First Commercial Sale of such GSK Product in such country, whichever is later (the “Royalty Term”). Upon the expiration of the last Valid Claim that Covers a GSK Product in a country, the Royalties set forth above with respect to such GSK Product in such country shall continue as a royalty paid in consideration for the value of the rights and licenses granted hereunder to GSK with respect to the Know-How within the Zymeworks Project Arising IP, but

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shall be reduced by […***…]percent ([…***…]%) for the remainder of the Royalty Term. Notwithstanding anything herein to the contrary, in no event shall the Royalties owed during the Royalty Term be reduced by more than […***…]([…***…]%) from the percentages set forth above (i.e., to […***…]%, […***…]%, and […***…]%, respectively), regardless of whether multiple reductions set forth in this Agreement apply.

6. REPORTS AND PAYMENT TERMS

6.1 Payment Terms.

6.1.1 Milestone Payments. GSK shall notify Zymeworks in writing of the achievement of a Development Milestone Event or Commercialization Milestone Event within […***…] of its achievement, and Zymeworks shall issue an Invoice to GSK for the corresponding Development Milestone Payment or Commercial Milestone Payment. Each Milestone Payment shall be made by GSK within […***…].

6.1.2 Royalties. During the Term, following the First Commercial Sale of a GSK Product, GSK shall furnish to Zymeworks a written report for each Calendar Quarter showing the Net Sales by GSK Product sold during such Calendar Quarter and the Royalties payable under this Agreement on a Product-by-Product basis, and the Royalties (in US dollars) payable in total for all GSK Products in accordance with Section 6.2, in each case in reasonable detail to allow Zymeworks to verify that the amount of Royalties paid by GSK with respect to such Calendar Quarter is correct. Reports shall be due no later than […***…]. Royalties shown to have accrued by each report provided under this Section 6.1.2 shall be due and payable on the date such report is due.

6.2 Payment Currency / Exchange Rate / Interest. All payments to be made by GSK to Zymeworks under this Agreement shall be made in USD. Payments to Zymeworks shall be made by electronic wire transfer of immediately available funds to the account of Zymeworks, as designated in writing to GSK. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with GSK’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates. If GSK shall fail to make a timely payment pursuant to this Agreement, any such payment shall bear interest at the average one-month London Inter-Bank Offering Rate (LIBOR) as reported on the day such payment was due in The Wall Street Journal (U.S. Internet version at www.wsj.com under the “Market Data” tab), plus three percent (3%) annually.

6.3 Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. Subject to this Section 6.3, Zymeworks shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon Zymeworks with respect to any payments made by GSK to Zymeworks under this Agreement (“Agreement Payments”). If Applicable Laws require the

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withholding of Taxes, GSK shall make such withholding payments in a timely manner and shall subtract the amount thereof from the Agreement Payments. GSK shall promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. GSK shall provide Zymeworks reasonable assistance in order to allow Zymeworks to obtain the benefit of any present or future treaty against double taxation or refund or reduction in Taxes which may apply to the Agreement Payments. Notwithstanding the foregoing, if as a result of a Party assigning this Agreement or changing its domicile additional Taxes become due that would not have otherwise been due hereunder with respect to Agreement Payments, such Party shall be responsible for all such additional Taxes.

6.4 Records and Audit Rights.

6.4.1 Records. GSK shall keep (and shall cause each Selling Party to keep) complete, true and accurate books and records in sufficient detail for Zymeworks to determine payments due to Zymeworks under this Agreement, including Royalties. GSK shall keep (and shall cause each Selling Party to keep) such books and records for at least […***…] following the end of the Calendar Year to which they pertain.

6.4.2 Audit Rights. Zymeworks shall have the right during the […***…]period described in Section 6.4.1 to appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) to inspect or audit the relevant records of GSK and each Selling Party to verify that the amount of such payments were correctly determined. GSK shall make, and shall cause each Selling Party to make, their respective records available for inspection or audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon at least […***…] notice from Zymeworks, solely to verify the payments hereunder were correctly determined. Such inspection or audit right shall not be exercised by Zymeworks more than once in any Calendar Year. All records made available for inspection or audit shall be deemed to be Confidential Information of GSK. The results of each inspection or audit, if any, shall be binding on both Parties. Zymeworks shall bare full cost of any audit conducted unless the audit reveals an error of greater than […***…]per cent ([…***…]%), in which case GSK will pay. If the Accounting Firm determines through such audit or inspection additional royalties are payable then such amounts (together with interest as required in Section 6.2) shall be paid by GSK within […***…]; and if the Accounting Firm determines through such audit or inspection excess royalties are refundable then such amount will be deducted from future royalty payments; however if future royalty payments are unlikely to be sufficient, then Zymeworks shall pay such amounts within […***…] of the Parties agreeing to the amount.

7. INTELLECTUAL PROPERTY RIGHTS

7.1 Ownership of Inventions. Ownership of all Project Arising IP shall be as set forth in this Article 7. Determination of inventorship of Project Arising IP shall be made in accordance with US laws. Each Party

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shall continue to own any Patent Rights and Know-How that it owned prior to the Effective Date or created or obtained outside the scope of this Agreement, or which it licenses to the other Party under this Agreement. Notwithstanding anything in this Section 7.1 to the contrary, Zymeworks shall retain all rights in the Zymeworks Technology, the Zymeworks Background Technology and any Project Arising IP comprising improvements thereto (“Improvements”). For clarity, all antibody mutations created in the conduct of the Research Collaboration, including the Zymeworks Modifications and the Zymeworks Modified Scaffolds, shall comprise Improvements and shall be owned by Zymeworks. Except as otherwise provided in the foregoing sentence, Inventions within the Project Arising IP that are made solely by Zymeworks or its Affiliates or subcontractors (such Project Arising IP and any and all Improvements, the “Zymeworks Inventions”), and all Intellectual Property rights in and to the Zymeworks Inventions, including the Patent Rights claiming them (such Patent Rights, including Patent Rights claiming Improvements, the “Zymeworks Project Patent Rights”)) shall be owned solely by Zymeworks. Other than any such Inventions comprising Improvements, Inventions within the Project Arising IP that are made solely by GSK or its Affiliates or subcontractors (“GSK Inventions”) and all Intellectual Property rights therein, including the Patent Rights claiming them (the “GSK Project Patent Rights”) shall be owned solely by GSK. Other than any such Inventions comprising Improvements, Joint Inventions (and the Joint Patent Rights) shall be owned jointly by the Parties. Subject to Article 2 and Article 11, each Party has the right to grant licenses under and otherwise exploit its interest in such Joint Inventions (and the Joint Patent Rights) to any Third Party without the consent of, or accounting to, the other Party.

7.2 Patent Prosecution and Maintenance.

7.2.1 Definitions. As used in this Section 7.2, “prosecution” includes (a) all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application in connection with pre-grant proceedings and (b) interferences, reexaminations, reissues, oppositions, and the like.

7.2.2 Zymeworks Project Patent Rights. Zymeworks, at Zymeworks’ expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of Zymeworks Project Patent Rights using patent counsel of Zymeworks’ choice. Zymeworks shall keep GSK reasonably advised with respect to the status of the filing, prosecution and maintenance of the Zymeworks Project Patent Rights and, upon GSK’s request, shall provide copies of material submissions to any patent office related to the filing, prosecution and maintenance of the Zymeworks Project Patent Rights. Zymeworks shall promptly give notice to GSK of the grant, lapse, revocation, surrender, invalidation or abandonment of any Zymeworks Project Patent Rights licensed to GSK under this Agreement.

7.2.3 GSK Project Patent Rights. GSK, at GSK’s expense, shall have the sole right to control the preparation, filing, prosecution and maintenance of GSK Project Patent Rights, including, for clarity, all decisions relating to Patent listing and Patent term extensions (including supplementary protection certificates) using patent counsel of GSK’s choice. GSK shall keep Zymeworks reasonably advised with respect to the status of the filing, prosecution and maintenance of the GSK Project Patent Rights and, upon Zymeworks’ request, shall provide

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copies of material submissions to any patent office related to the filing, prosecution and maintenance of the GSK Project Patent Rights. GSK shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any GSK Project Patent Rights licensed to Zymeworks under this Agreement.

7.2.4 Joint Patent Rights.

(a) GSK, at GSK’s expense, shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights (including, for clarity, all decisions relating to Patent listing and Patent term extensions (including supplementary protection certificates) using patent counsel reasonably acceptable to Zymeworks. GSK shall keep Zymeworks reasonably advised with respect to the status of the filing, prosecution and maintenance of the Joint Patent Rights (including, for clarity, all decisions relating to Patent listing and Patent term extensions (including supplementary protection certificates)) and shall provide advance copies of material submissions to any patent office related to the filing, prosecution and maintenance of the Joint Patent Rights to Zymeworks for review and comment. GSK shall take into consideration any comments from Zymeworks. GSK shall promptly give notice to Zymeworks of the grant, lapse, revocation, surrender, invalidation or abandonment of any Joint Patent Rights.

(b) GSK may elect not to file or to cease prosecution or maintenance of Joint Patent Rights on a country-by-country basis, and if it does so, GSK shall give timely notice to Zymeworks. Upon receipt of such notice from GSK, Zymeworks may elect to assume prosecution or maintenance of such Joint Patent Rights at Zymeworks’ expense, in which case GSK shall promptly assign to Zymeworks all of its rights, title and interest in and to such Joint Patents. For clarity, upon such assignment by GSK of its interest in such Joint Patent Rights, such assigned Patent Rights shall immediately become Zymeworks Patent Rights for all purposes under this Agreement.

7.2.5 Cooperation in Prosecution. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts provided above in Section 7.2, including providing any necessary powers of attorney and assignments of employees of the Parties and their Affiliates and sublicensees and Third Party contractors and executing any other required documents or instruments for such prosecution. All communications between the Parties relating to the preparation, filing, prosecution or maintenance of the Zymeworks Project Patent Rights, GSK Project Patent Rights and Joint Patent Rights, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patent Rights, shall be considered Confidential Information, subject to Article 8. For clarity, all such communications regarding the Zymeworks Project Patent Rights shall be the Confidential Information of Zymeworks; all such communications regarding the GSK Project Patent Rights shall be the Confidential Information of GSK; and all such communications regarding Joint Patent Rights shall be the Confidential Information of both Parties.

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7.3 Enforcement and Defense.

7.3.1 Notice. Each Party shall provide prompt notice to the other Party of any infringement of Zymeworks Project Patent Rights, the GSK Project Patent Rights or Joint Patent Rights which cover a Product then under development or being commercialized of which such Party becomes aware (an “Infringement”). GSK and Zymeworks shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both GSK and Zymeworks, to terminate any such Infringement of a Zymeworks Project Patent Right, GSK Project Patent Rights or Joint Patent Right. In the event that either Party becomes aware of any Patent Rights of any Third Party which it believes Covers the Zymeworks Modifications or Zymeworks Modified Scaffolds as used in the activities of the Parties under this Agreement, GSK and Zymeworks shall thereafter consult and cooperate to determine a course of action to obtain freedom to operate under such Third Party Patent Rights with respect to the Parties’ use of Zymeworks Modifications or Zymeworks Modified Scaffolds hereunder, which may include, but not be limited to, the commencement of legal action by either or both GSK and Zymeworks, to challenge the validity of any such Patent Rights of any Third Party.

7.3.2 Zymeworks Project Patent Rights. Zymeworks shall have the first right to enforce the Zymeworks Project Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of Zymeworks and shall notify GSK of such enforcement actions. If Zymeworks fails to bring or defend any such action against an Infringement by a Product Directed To a GSK Target within (a) […***…] following the notice of alleged Infringement or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, GSK shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall GSK admit the invalidity of, in exercising its rights under this Section 7.3.2, any Zymeworks Project Patent Rights without Zymeworks’ prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

7.3.3 GSK Project Patent Rights. GSK shall have the first right to enforce the GSK Project Patent Rights with respect to any Infringement, and to defend any declaratory judgment action with respect thereto, at its own expense and by counsel of its own choice and in the name of GSK and shall notify Zymeworks of such enforcement actions. If GSK fails to bring or defend any such action against an Infringement by a product Directed To any Target other than a GSK Target within (a) […***…] following the notice of alleged Infringement or (b) […***…] before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and GSK shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall Zymeworks admit the invalidity of, in exercising its rights under this Section 7.3.2, any GSK Project Patent Rights without GSK’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

7.3.4 Joint Patent Rights. GSK shall have the first right to enforce Joint Patent Rights and to control the defense of any declaratory judgment action relating thereto, with respect to such Infringement at its own expense and by counsel of its own choice reasonably

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acceptable to Zymeworks (such acceptance which shall not be unreasonably withheld, conditioned or delayed), and Zymeworks shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If GSK fails to bring or defend such action within (a) […***…] following the notice of alleged Infringement or (b) […***…] before the time limit, if any, set forth in the Applicable Laws for the filing of such actions, whichever comes first, Zymeworks shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and GSK shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In no event shall either Party admit the invalidity of, or after exercising its right to bring and control an action under this Section 7.3.4, fail to defend the validity of any Joint Patent Rights without the other Party’s prior written consent.

7.3.5 Infringement Action. In the event a Party brings an Infringement action in accordance with this Section 7.3 (the “Controlling Party”), such Controlling Party shall keep the other Party reasonably informed of the progress of any such action, and the other Party shall cooperate fully with the Controlling Party, including by providing information and materials, at the Controlling Party’s request and expense and if required to bring such action, the furnishing of a power of attorney or being named as a party. The other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall have the right to settle any Infringement action under this Section 7.3 relating to Joint Patent Rights without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

7.3.6 Recovery. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both GSK and Zymeworks in connection with or as a result of any action contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c) the portion of any recovery remaining related to the Products hereunder shall be shared by the Parties […***…] in favor of the Controlling Party.

7.3.7 Certification. Each Party shall inform the other Party of any certification regarding any Zymeworks Project Patent Rights, GSK Project Patent Rights or Joint Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide the other Party with a copy of such certification within […***…] of receipt. Zymeworks’ and GSK’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Section 7.3.2 through Section 7.3.6 hereof. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the

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appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept reasonably informed and participate in decisions regarding the appropriate course of conduct for such action.

7.3.8 Enforcement of Zymeworks Patent Rights. Notwithstanding anything in this Section 7.3 to the contrary, Zymeworks shall have the sole right to enforce the Zymeworks Patents Rights other than the Zymeworks Project Patent Rights and shall retain all recoveries resulting from such enforcement.

7.3.9 Defense of Infringement Claims. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party Intellectual Property right based on the manufacture, use, sale or importation of the Products based on the inclusion of a Zymeworks Modification or Zymeworks Modified Scaffold, the Parties shall promptly meet to discuss the defense of such claim, and the Parties shall enter into a joint defense agreement with respect to the common interest privilege protecting communications regarding such claim in a form reasonably acceptable to the Parties.

7.3.10 Trademarks. GSK shall be responsible for the selection of all trademarks which it employs in connection with any GSK Product; and Zymeworks shall be responsible for the selection of all trademarks it employs in connection with any Zymeworks Product in the Territory and each respective Party shall own and control such respective trademarks. GSK shall be responsible for registration and maintenance of all trademarks it owns in respect of any GSK Product and Zymeworks shall be responsible for registration and maintenance of all trademarks it owns in respect of any Zymeworks Product. Nothing in this Agreement shall be construed as a grant of rights, by licence or otherwise, by one Party to the other Party to use such trademarks or any other trademarks owned by GSK (in the case of any GSK Product) or Zymeworks (in the case of any Zymeworks Product) for any purpose. Each Party shall own such trademarks and shall retain such ownership upon termination or expiration of this Agreement. For clarity, trademark selection, registration and maintenance pursuant to this Section 7.3.10 may be done in the responsible party’s sole discretion, and this Section 7.3.10 does not create any obligation of one Party to the other with respect thereto.

7.3.11 Pharmacovigilance. GSK shall be responsible for the timely reporting of product quality complaints, adverse events and product safety data related to any GSK Product to the appropriate Regulatory Authority or other applicable health authorities. Zymeworks shall be responsible for the timely reporting of product quality complaints, adverse events and product safety data related to any Zymeworks Product to the appropriate Regulatory Authority or other applicable health authorities. For clarity, reporting pursuant to this Section 7.3.10 may be done in the responsible party’s sole discretion, and this Section 7.3.11 does not create any obligation of one Party to the other with respect thereto.

7.3.12 Ownership of Regulatory Filings. GSK shall own and maintain all regulatory filings related to all GSK Products filed pursuant to this Agreement, including all INDs. As between the Parties, Zymeworks shall own and maintain all regulatory filings related to all Zymeworks Products pursuant to this Agreement, including all INDs.

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8. CONFIDENTIALITY

8.1 Duty of Confidence. During the Term and for […***…] thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party. All Confidential Information disclosed by the Parties pursuant to that certain Confidential Disclosure Agreement, dated […***…] and subsequently amended on […***…] (the “CDA”) shall be deemed to have been disclosed pursuant to this Agreement and shall be subject to the protections of this Article 8. The CDA shall remain in force with respect to ongoing business negotiations between the Parties in accordance with its terms.

8.2 Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:

8.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;

8.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;

8.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or

8.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.

8.3 Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:

8.3.1 to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent

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accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;

8.3.2 disclosure by either Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain patents consistent with Article 7 or disclosure to gain or maintain approval to conduct Clinical Trials for a Product, to obtain and maintain Marketing Authorization or to otherwise develop, manufacture and market Products in accordance with this Agreement, but such disclosure may be only to the extent reasonably necessary to obtain and maintain patents or authorizations;

8.3.3 disclosure required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations; or

8.3.4 disclosure to potential or actual investors, potential or actual acquirers and actual or potential licensees or sublicensees of the Project Arising IP in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor or acquirer agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the recipient Party.

If the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.

9. PUBLICATIONS AND PUBLICITY

9.1 Publications.

9.1.1 Each Party shall have the right to publish the results of the Research Collaboration with respect to its respective Products in accordance with this Section 9.1. Except for disclosures permitted pursuant to this Article 9, a Party, its employees or consultants wishing to make a publication of the results of its activities under the Agreement that contains the other Party’s Confidential Information, shall deliver to such Party a copy of the proposed written publication or an outline of an oral disclosure at least […***…] prior to submission for publication or presentation.

9.1.2 Notwithstanding Section 9.1.1, the reviewing Party shall have the right (a) to request the removal of its Confidential Information from any such publication or presentation

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by the other Party, or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If a reviewing Party requests the removal of its Confidential Information from any such publication or presentation, the publishing Party shall remove such Confidential Information prior to submission or presentation of such publication. If a reviewing Party requests such a delay, the other Party shall delay submission or presentation for a period of […***…] from delivery of the proposed publication pursuant to Section 9.1.1 to enable patent applications protecting the reviewing Party’s rights in such information to be filed in accordance with Article 7.

9.2 Publicity. The Parties have mutually approved a press release attached hereto as Exhibit 9.2 with respect to this Agreement and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any the activities under the Research Collaboration conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided however, that neither Party shall be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party sufficient time to review and comment on any proposed disclosure). In the event that Zymeworks desires to make a public announcement regarding the achievement of any milestone event under Section 5.2 or 5.3, Zymeworks shall provide GSK with no less than […***…] in which to review and approve such announcement, such approval not to be unreasonably withheld, conditioned or delayed.

10. TERM AND TERMINATION

10.1 Term.

10.1.1 The term of this Agreement shall commence on the Effective Date and (subject to earlier termination in accordance with Section 10.2, Section 10.3 or Section 10.4) shall expire unless otherwise mutually agreed: (i) one hundred and twenty (120) days after termination of the Research Collaboration Term (such period constituting the “120 Day Period”), unless, during the Research Collaboration Term or within the 120 Day Period, GSK provides written notice to Zymeworks of its intention to advance into research and development any one or more Antibody(ies) for inclusion in one or more corresponding GSK Product(s) in accordance with this Agreement; or (ii) (where GSK has provided written notice to Zymeworks of its intention to advance into research and development any one or more Antibody(ies) for inclusion in one or more corresponding GSK Product(s) in accordance with this Agreement) until expiration, on a GSK Product-by-GSK Product and country-by-country basis, of the Royalty Term under Section 5.4.2 with respect to such GSK Product in such country. The period from the Effective Date until the date of expiration of the entire Agreement, or termination of this Agreement in its entirety pursuant to Sections 10.1, 10.2, 10.3 or 10.4, shall be the “Term”.

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10.1.2 Upon expiration of this Agreement under Section 10.1.1(ii) (but not Section 10.1.1(i)), on a country-by-country and GSK Product-by-GSK Product basis, all licenses granted to GSK under Article 2 shall become non-exclusive, fully paid-up, perpetual licenses.

10.2 Termination.

10.2.1 GSK Right of Termination. GSK may terminate this Agreement, in its entirety or on a GSK Product-by-GSK Product basis or country by country basis, in its sole discretion upon […***…] prior written notice at any time and for any reason or for no reason at all, without incurring any penalty or liability, at any time after completion of Gate 1 of the Research Collaboration Plan.

10.2.2 During the Research Collaboration Term. During the Research Collaboration Term, this Agreement shall terminate in the event of failure to achieve a Gate and the Parties fail to agree with respect to an appropriate revision to the Research Collaboration Agreement or as mutually agreed by the Parties, in each case in accordance with Section 4.5. In the event of a termination pursuant to this Section 10.2.2, GSK shall cease to make use of any and all Zymeworks Project Arising IP, the Zymeworks Modifications and the Zymeworks Modified Scaffolds; and Zymeworks shall cease to make use of any and all GSK Project Arising IP.

10.2.3 Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that GSK or its Affiliates file or initiate an action challenging in court or by administrative proceeding seeking the invalidity or unenforceability of any Zymeworks Patent Rights or Zymeworks Project Patent Rights which Covers a GSK Product, then Zymeworks, in its discretion, may give written notice to GSK that Zymeworks shall terminate this Agreement, in its entirety, or on a GSK Product-by-GSK Product basis, unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within […***…]. In the event that GSK or its Affiliate (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such […***…] period, Zymeworks may terminate this Agreement.

10.3 Termination for Cause. If either GSK or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in such event, if the breach is not cured within […***…] after receipt of such written notice, the non-breaching Party shall have the rights thereafter to terminate this Agreement, in its entirety or with respect to the Target(s) or Product(s) that are the subject of such breach, immediately by giving written notice to the breaching Party to such effect.

10.4 Termination for Insolvency. To the extent permitted under Applicable Laws, either Party may terminate this Agreement, (a) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization

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or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or (b) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within […***…] after the filing thereof, or (c) if the other Party shall propose or be a party to any dissolution or liquidation, or (d) if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. Each Party agrees to give the other Party prompt written notice of the foregoing events giving rise to termination under this Section 10.4.

11. EFFECTS OF TERMINATION

11.1 Termination of Agreement.

(a) General. Any termination or expiration of this Agreement shall: (i) be without prejudice to any other damage or legal redress that a Party may be entitled to, and (ii) shall not release a Party from any indebtedness, liability or other obligation, in each case incurred under this Agreement by such Party prior to the date of termination or expiration of this Agreement. On or after the effective date of such termination, Zymeworks shall send GSK an Invoice for any payments that are due and for which it has not previously issued an Invoice to GSK; and GSK shall pay all such amounts within […***…] from the date of receipt of the corresponding Invoice from Zymeworks. GSK shall pay any previously Invoiced amounts in accordance with this Agreement.

(b) Expiration of Financial Obligations. On the expiration of all royalty obligations with respect to a GSK Product that is being commercialized by GSK in a particular country, if any, subject to the terms and conditions of this Agreement, the licenses granted to GSK in Section 2.1.2 shall become perpetual, non-exclusive, fully-paid and royalty-free right with respect to such GSK Product in such country, as set forth in Section 10.1.2. The licenses granted to Zymeworks in Section 2.2.2 (including the right to grant sublicenses in accordance with Section 2.2.3) shall survive the expiration of this Agreement.

(c) Zymeworks Continuing Rights.

(i) Upon the termination of this Agreement by GSK after the Research Collaboration Term in accordance with Section 10.2.1, (1) Zymeworks shall continue to have all rights and licenses granted to it under Section 2.2.2, which shall continue in full force and effect, (2) the rights and licenses granted to GSK under Section 2.1 shall terminate, and GSK shall cease all use of the Zymeworks Project Arising IP, the Zymeworks Modifications and the Zymeworks Modified Scaffolds.

(ii) Upon the termination of this Agreement by Zymeworks pursuant to Section 10.2.3, Section 10.3 or Section 10.4, the rights and licenses granted to GSK under Section 2.1 shall terminate and GSK shall cease all use of the Zymeworks Project Arising IP, the Zymeworks Modifications and the Zymeworks Modified Scaffolds; Zymeworks shall continue to have the exclusive right to research, develop and commercialize any Zymeworks Product Directed To a Zymeworks Target selected prior to the effective date of such termination;

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and the licenses and rights granted to Zymeworks in Section 2.2.2 shall continue in full force and effect.

(d) GSK Continuing Rights.

(i) Upon the termination of this Agreement by GSK pursuant to Section 10.3 or Section 10.4, GSK shall continue to have the exclusive right to research, develop and commercialize GSK Products Directed To GSK Targets selected prior to the effective date of such termination and the obligation of the Parties in Section 3.7, pursuant to the licenses and rights granted to GSK in Section 2.1.2, which shall continue in full force and effect solely with respect to GSK Products Directed To GSK Targets selected prior to the effective date of such termination subject to the payment by GSK of the applicable amounts set out in Sections 5.2 to 5.4 (and associated reporting obligations) and Section 3.7. Subject to the last sentence of Section 5.4.2, if GSK terminates this Agreement in its entirety pursuant to Section 10.3, GSK shall then decrease any milestone and royalty payment payable to Zymeworks in respect of the GSK Products by […***…] percent ([…***…]%), for so long as GSK has the right to commercialize such Product on the terms set out under this Agreement.

(e) Return of Information. Upon the expiration or termination of this Agreement, each Party shall return or cause to be returned to the other Party, or destroy, all Confidential Information received from the other Party and all copies thereof; provided, however, that each Party may keep the Confidential Information received from the other Party to the extent reasonably necessary to exercise any surviving rights and such other Party may keep one (1) copy of Confidential Information received from the other Party in its confidential files for record purposes.

11.2 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Article 1; Section 3.3, all then-existing payment obligations owed by GSK to Zymeworks pursuant to Sections 5.2, 5.3, 5.4; Sections 6.1, 6.2, 6.3, and 6.4 (in each case, solely to the extent of any then outstanding payment obligations); the Parties’ rights with respect to ownership of Intellectual Property as set forth in Section 7.1; Article 8; Article 9; Section 12.5; Section 12.6; Article 13; and Article 14 shall survive any expiration or termination of this Agreement. Sublicenses granted by Zymeworks under the GSK Project Arising IP shall survive any expiration or termination of this Agreement provided that under no circumstance shall Zymeworks accept a sublicence to such GSK Project Arising IP from any of its sublicensees in the event that Zymeworks’ rights to such GSK Project Arising IP is terminated). In the event of termination by GSK pursuant to Section 10.2.1, or by Zymeworks pursuant to Section 10.2.3, 10.3, and 10.4, (a) the licenses granted to Zymeworks in Section 2.2.2 and Zymeworks’ rights with respect to the GSK Project Patent Rights set forth in Sections 7.2.3, 7.3.3-7.3.6 shall survive, in each case with solely respect to Project Arising IP created prior to the date of such termination and (b) GSK shall cease to make use of any and all Project Arising IP licensed by Zymeworks to GSK, the Zymeworks Modifications and the Zymeworks Modified

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Scaffolds, and shall cease all development and commercialization of the GSK Product(s) that are the subject of the termination. In the event of termination by GSK pursuant to Section 10.4, the licenses granted to GSK in Section 2.1.2 and GSK’s rights with respect to the Zymeworks Project Patent Rights set forth in Sections 7.2.2, 7.3.2, and 7.3.4-7.3.6 shall survive, in each case with solely respect to Project Arising IP created prior to the date of such termination and subject to the payment and reporting obligations under Article 5. In the event of the expiration or termination of this Agreement, except as expressly set forth otherwise in this Agreement (including under the surviving provisions set forth in Section 11.1(b), (c) and (d) and this Section 11.2), the rights and obligations of the Parties hereunder shall terminate as of the date of such expiration or termination.

11.3 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

11.4 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code (or similar provision in the bankruptcy laws of the jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to, to the extent required under the Code, a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 11.4 are without prejudice to any rights a Party may have arising under the Code.

12. REPRESENTATIONS AND WARRANTIES AND COVENANTS

12.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:

12.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

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12.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

12.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and

12.1.4 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.

12.2 Representations, Warranties and Covenants by Zymeworks. Zymeworks represents, warrants as of the Effective Date and (solely to the extent specified below) covenants to GSK as follows:

12.2.1 Zymeworks has the right to grant the rights and licenses that it purports to grant to GSK under this Agreement, free and clear of all liens or encumbrances; and

12.2.2 Zymeworks has not granted and covenants not to grant during the Term rights to any Third Party under the Project Arising IP that conflicts with the rights granted to GSK hereunder.

12.2.3 Zymeworks represents and warrants that it has not granted as of the Effective Date, and covenants that it shall not during the Term grant, to any Third Party (i) any right or licence or (ii) any lien, mortgage or security interest or any other similar interest in Zymeworks Background Technology or the Project Arising IP that would conflict with, restrict or otherwise limit the scope of any of the rights granted to GSK hereunder pertaining to the Research Collaboration or any GSK Product.

12.2.4 to Zymeworks’ knowledge, having conducted certain searches and made certain enquiries, the use of Zymeworks Background Technology pursuant to the Research Collaboration, does not infringe the valid and enforceable Intellectual Property rights or any other rights of any Third Party;

12.2.5 Zymeworks has not received any written notification from a Third Party alleging that any of the Zymeworks Background Technology infringes any Intellectual Property rights of a Third Party;

12.2.6 there are no pending, and no threatened, adverse actions, suits or proceedings against Zymeworks involving Zymeworks Background Technology;

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12.2.7 to Zymeworks’ knowledge, having conducted certain searches and made certain enquiries, Zymeworks does not require any additional licenses or any other Intellectual Property rights to conduct the Research Collaboration;

12.2.8 Zymeworks does not require any consent or waiver under any contractual arrangement with a Third Party to which Zymeworks is a party to conduct the activities to be conducted by Zymeworks under the Research Collaboration hereunder or to grant the rights and licenses that it purports to grant under this Agreement;

12.2.9 Zymeworks covenants that all employees, consultants and agents of Zymeworks or its Affiliates working in or otherwise involved in the Research Collaboration, shall be under the obligation to assign to Zymeworks all right, title and interest in and to their inventions conceived and discoveries made within the scope of their employment, whether or not patentable, if any, which constitutes the GSK Inventions and the GSK Project Patent Rights as the sole owner thereof;

12.3 Representations, Warranties and Covenants by GSK. GSK represents, warrants as of the Effective Date and covenants to Zymeworks as follows:

12.3.1 GSK has the right to grant to Zymeworks the licenses under Section 2.2; and

12.3.2 GSK has not granted, and shall not grant during the Term, rights to any Third Party under the Project Arising IP that conflict with the rights granted to Zymeworks hereunder.

12.4 Covenants. Each Party hereby covenants to the other Party that:

12.4.1 all employees, consultants and agents of such Party or its Affiliates working in or otherwise involved in the Research Collaboration shall be under the obligation to assign all right, title and interest in and to, or (with respect to consultants) grant sufficient licenses under, their inventions conceived and discoveries made within the scope of their employment, whether or not patentable, if any, to such Party to allow such Party to grant the rights and licenses granted to the other Party hereunder; and

12.4.2 it shall at all times perform its activities pursuant to this Agreement in compliance in all material respects with good laboratory practices, in each case to the extent customary for any particular activity and as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted.

12.5 Limitation. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT ANY OF THE RESEARCH, DEVELOPMENT AND/OR COMMERCIALIZATION EFFORTS HEREUNDER WITH REGARD TO ANY ANTIBODY OR PRODUCT SHALL BE SUCCESSFUL.

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12.6 No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13. INDEMNIFICATION AND LIABILITY

13.1 Indemnification by Zymeworks. Zymeworks shall indemnify, defend and hold GSK and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “GSK Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any GSK Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any GSK Indemnified Party (including product liability claims) arising or resulting from: (a) the research, development or commercialization of Zymeworks Products by Zymeworks or its Affiliates, licensees or sublicensees (excluding GSK and its Affiliates) under this Agreement; (b) the negligence or willful misconduct of Zymeworks or its Affiliates pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by Zymeworks to GSK under this Agreement. Zymeworks is only obliged to so indemnify and hold the GSK Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of GSK.

13.2 Indemnification by GSK. GSK shall indemnify, defend and hold Zymeworks and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Zymeworks Indemnified Party”), harmless from and against Losses incurred by any Zymeworks Indemnified Party as a result of any Third Party Claims against any Zymeworks Indemnified Party (including product liability claims) arising or resulting from: (a) the research, development or commercialization of GSK Products by GSK or its Affiliates, licensees or sublicensees (excluding Zymeworks and its Affiliates) under this Agreement; (b) the negligence or willful misconduct of GSK or its Affiliates pursuant to this Agreement; or (c) the material breach of any term in or the covenants, warranties, representations made by GSK to Zymeworks under this Agreement. GSK is only obliged to so indemnify and hold the Zymeworks Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Zymeworks.

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13.3 Indemnification Procedure.

13.3.1 Any GSK Indemnified Party or Zymeworks Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.

13.3.2 Subject to the provisions of Section 13.3.3 below, the Indemnifying Party shall have the right, upon providing written notice to the Indemnified Party of its intent to do so within […***…] after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.

13.3.3 The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

13.4 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING ANY SUCH LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 9. NOTHING IN THIS SECTION 13.4 SHALL BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 13.

13.5 Insurance. Zymeworks, at its own expense, shall maintain liability insurance (or self-insure) in an amount consistent with industry standards during the Term. Zymeworks shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to GSK upon request. GSK hereby represents and warrants to Zymeworks that it is self-insured against liability and other risks associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices for global pharmaceutical companies and agrees that it shall remain so insured throughout the Term. GSK shall furnish to Zymeworks evidence of such self-insurance, upon request.

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14. GENERAL PROVISIONS

14.1 Assignment. Except as provided in this Section 14.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, provided further that, either Party, without the written consent of the other Party, may assign this Agreement and its rights and obligations hereunder (or under a transaction under which this Agreement is assumed) in connection with the transfer or sale of all or substantially all of its assets or business related to the subject matter of this Agreement, or in the event of its merger or consolidation or similar transaction. Any attempted assignment not in accordance with this Section 14.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. For clarity, the foregoing is not intended to limit a Party’s right to grant sublicenses in accordance with Article 2 above.

14.2 Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and immunities granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and immunities. The Party extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

14.3 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties shall use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties

14.4 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

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14.5 Dispute Resolution.

14.5.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, either Party shall first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within […***…], either Party shall, by written notice to the other Party, refer such Dispute to senior representatives of each Party for attempted resolution. Each Party, within […***…] after a Party has received such written request from the other Party to so refer such Dispute, shall notify the other Party in writing of the senior representative to whom such dispute is referred. Such representatives shall attempt in good faith to promptly resolve such Dispute within […***…] thereafter. In the event that any matter is not resolved under the foregoing provisions, each Party shall seek resolution of such matter in accordance with Section 14.5.2.

14.5.2 If a Dispute is not resolved through negotiation by the Parties and their senior representatives under Section 14.5.1, the Parties agree that they shall try in good faith to resolve the Dispute by referring it for confidential mediation under the CPR Mediation Procedure in effect at the start of mediation. Unless otherwise agreed, the Parties shall select a mediator from the CPR Panels of Distinguished Neutrals. If the Parties cannot agree, they shall defer to the CPR to select a mediator. The cost of the mediator shall be borne equally by the Parties. The place of mediation shall be Wilmington, Delaware. Any Dispute not resolved within […***…] (or within such other time period as may be agreed to by the Parties in writing) after appointment of the mediator shall be finally resolved by arbitration pursuant to the remainder of this Section 14.5.

14.5.3 If, after mediation pursuant to Section 14.5.2, the Parties have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, each such Dispute, controversy or claim that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration in accordance with the American Arbitration Association (“Rules”). Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

14.5.4 The arbitration shall be conducted by a single arbitrator experienced in the business of pharmaceuticals (including biologicals). If the issues in dispute involve scientific, technical or commercial matters, the arbitrator chosen hereunder shall engage experts having educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. Within […***…] after initiation of arbitration, the Parties shall select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such […***…] period, the arbitrator shall be appointed in accordance with the Rules. The place of arbitration shall be Wilmington, Delaware, and all proceedings and communications shall be in English.

14.5.5 Prior to the arbitrator being selected, either Party, without waiving any remedy under this Agreement, may seek from any court having jurisdiction any temporary injunctive or provisional relief necessary to protect the rights or property of that Party until final resolution of the issue by the arbitrator or other resolution of the controversy between the Parties.

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Once the arbitrator has been selected, either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved, and either Party may apply to a court of competent jurisdiction to enforce interim injunctive relief granted by the arbitrator. Any final award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator agrees otherwise.

14.5.6 Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor the arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable Delaware statute of limitations. The content and resolution of any arbitration conducted pursuant to this Section 14 shall be the Confidential Information of both Parties, and Parties shall instruct the arbitrator to maintain the same as confidential.

14.5.7 As used in this Section 14.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns (a) the validity, enforceability or infringement of any patent, trademark or copyright, (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, (c) tax matters, or (d) international law. Any Excluded Claim may be submitted by either Party to the State and Federal Courts located in Delaware or, if such courts are found not to have jurisdiction, any court of competent jurisdiction over such Excluded Claim.

14.6 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected shall use Commercially Reasonable Efforts to resume performance of its obligations and shall keep the other Party informed of actions related thereto.

14.7 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

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14.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and GSK, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

14.9 Notices. All notices, consents or waivers under this Agreement shall be in writing and shall be deemed to have been duly given when (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested)(although the sending of the e-mail message shall be when the notice is deemed to have been given), or (b) the earlier of when received by the addressee or five (5) days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):

If to Zymeworks:	Zymeworks Inc.
540-1385 West 8th Avenue
Vancouver, BC
Canada
V6H 3V9
Attention: […***…]
E-mail address: […***…]

and

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 95070
Attention: […***…]
E-mail address: […***…]

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If to GSK:	[…***…]
GSK
Medicines Research Centre
Gunnels Wood Road
Stevenage
Hertfordshire
SG1 2NY
UK

Attention: […***…]
E-mail address: […***…]

and

GSK
709 Swedeland Road
PO Box 1539
King of Prussia, PA

Attention: […***…]
E-mail address: […***…]

Zymeworks shall also provide a copy of any notice (via e-mail if available) to GSK’s Project Leader.

14.10 Further Assurances. GSK and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

14.11 Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

14.12 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.

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14.13 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter, other than the CDA.

14.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.15 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

14.16 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.17 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.18 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

14.19 Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it shall not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.

14.20 Good Data Management Practices

14.20.1 Each of the Parties acknowledges the importance of ensuring that the Research Collaboration is undertaken in accordance with the following good data management practices (“Good Data Management Practices”):

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(a) Results are generated using sound scientific techniques and processes;

(b) Results are accurately recorded in accordance with good scientific practices by persons conducting research hereunder;

(c) Results are analysed appropriately without bias in accordance with good scientific practices;

(d) Results are stored securely and can be easily retrieved,

(e) Data trails exist to easily demonstrate and/or reconstruct key decisions made during the conduct of the research, presentations made about the research and conclusions reached with respect to the research; and

(f) Results relating to each project are documented in separate dedicated laboratory notebooks relating solely and specifically to each project.

14.20.2 If a Party discovers that the other Party is in material breach of Section 14.20.1, such Party may provide a notice of termination to the breaching Party in accordance with Section 10.3.

14.21 Ethical Standards

14.21.1 Human Rights

(a) Unless otherwise required or prohibited by Applicable Laws, the Parties warrant, to the best of their knowledge, that in relation to the performance of this Agreement:

(i) they do not employ engage or otherwise use any child labour in circumstances such that the tasks performed by any such child labour could reasonably be foreseen to cause either physical or emotional impairment to the development of such child;

(ii) they do not use forced labour in any form (prison, indentured, bonded or otherwise) and its employees are not required to lodge papers or deposits on starting work;

(iii) they provide a safe and healthy workplace, presenting no immediate hazards to its employees. Any housing provided by the Parties to their employees is safe for habitation. The Parties provides access to clean water, food, and emergency healthcare to their employees in the event of accidents or incidents in the workplace;

(iv) they do not discriminate against any employees on any ground (including race, religion, disability or gender);

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(v) they do not engage in or support the use of corporal punishment, mental, physical, sexual or verbal abuse and does not use cruel or abusive disciplinary practices in the workplace;

(vi) they pay each employee at least the minimum wage, or a fair representation of the prevailing industry wage, (whichever is the higher) and provides each employee with all legally mandated benefits;

(vii) they comply with the laws on working hours and employment rights in the countries in which they operate;

(viii) they are respectful of their employees’ right to join and form independent trade unions and freedom of association.

(b) The Parties agree that they are responsible for controlling their own supply chain and that they shall encourage compliance with ethical standards and human rights by any subsequent supply of goods and services that are used by the Parties when performing their obligations under this Agreement.

(c) The Parties shall ensure that they have ethical and human rights policies and an appropriate complaints procedure to deal with any breaches of such policies.

14.22 Anti-Corruption

14.22.1 Zymeworks acknowledges receipt of the ‘Prevention of Corruption – Third Party Guidelines’ (attached at Exhibit 14.22) and agrees to perform its obligations under the Agreement in accordance with the principles set out therein.

14.22.2 The Parties shall comply fully at all time with all Applicable Laws in their performance under this Agreement, including but not limited to applicable anti-corruption laws, of the territory in which the Parties conduct business with each other.

14.22.3 The Parties shall be entitled to terminate this Agreement immediately on written notice to the other, if the other Party fails to perform its obligations in accordance with this Section 14.22. The defaulting Party shall have no claim against the non-defaulting Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 14.22.3. To the extent (and only to the extent) that the laws of the territory provide for any such compensation to be paid to the non-defaulting upon the termination of this Agreement, the Parties hereby expressly agree to waive (to the extent possible under the laws of the territory) or to repay any such compensation or indemnity.

14.23 Human Biological Samples

14.23.1 Each of the Parties represents, warrants and undertakes to other that any human biological samples used in the Research Collaboration have been and shall be obtained, and shall be stored and used, in accordance with all relevant laws including, but not limited to, the Human Tissue Act 2004 and any generally accepted ethical guidelines in

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particular the MRC Guidelines entitled “Human Tissue and Biological Samples for use in Research” regarding the collection, use and transport of human tissue.

14.23.2 Each of the Parties represents, warrants and undertakes to the other that all the relevant ethics committee approvals have been and shall be obtained to enable the use of any human biological samples obtained from patients or human subject volunteers or other donors in the Research Collaboration under this Agreement.

14.23.3 Each of the Parties represents, warrants and undertakes to the other that all uses of any human biological samples in the Research Collaboration fall and shall fall within the terms of the informed consent given by the donors of the samples including without limitation transfer to, and use by, a commercial organisation of the human biological samples and associated personal information in anonymised or coded form.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

Zymeworks Inc.

By:
Name:	Ali Tehrani, Ph.D.
Title:	President & Chief Executive Officer

GlaxoSmithKline Intellectual Property Development Limited

By:
Name:
Title:

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EXHIBIT 1.36

Invoice Details

Each invoice must include the following details:

a. Zymeworks letterhead.

b. Bank details - Bank details must be provided at least five (5) days prior to payment due date, so GSK treasury can be notified in advance that a payment may be required.

c. Contact name and contact number.

d. Invoice date and invoice number.

e. Reference stating the contractual clause invoice relates to.

f. Payment terms and currency, with reference to the relevant clause. e.g. 60 days after receipt of invoice.

g. Invoice must be addressed to GSK Alliance Management at the following address:

GlaxoSmithKline Intellectual Property Development Limited

980 Great West Road,

Brentford,

Middlesex,

TW8 9GS

United Kingdom

All non-royalty payments made by GSK should be ‘payable’ AFTER receipt of an original invoice from Zymeworks.

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EXHIBIT 3.1.3

INITIAL RESEARCH COLLABORATION PLAN

[…***…]

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EXHIBIT 3.1.5

MATERIAL TRANSFER RECORD FORM

GSK and Zymeworks

Capitalized terms used herein that are not defined herein shall have the meanings set forth in the Collaboration and License Agreement dated [●] made between GSK and Zymeworks.

In connection with the performance of the Agreement and pursuant to the terms of the Agreement:

(i) GSK will transfer to Zymeworks the Materials set forth below;

and/or

(ii) Zymeworks will transfer to GSK the Materials set forth below.

This Material Transfer Record Form shall be used as the record of all such Material transfers, whether from GSK to Zymeworks or from Zymeworks to GSK.

Transfer Date:

Description of Materials

Description of Research for which the Material(s) will be Used

Signature – GSK Representative

Date

Signature – Zymeworks Representative

Date

Note: This MTR is to be completed and signed by the Zymeworks and the GSK Representative for each transfer. A copy of each completed MTR is to be timely provided to Alliance Manager (for GSK) and to the Alliance Manager (for Zymeworks). This MTR should not be used to transfer any materials in which the Transferor believes that third parties have rights, or which the Transferor believes infringe or violate any intellectual property rights held by any Third Party. If there are any questions about the appropriateness of a transfer, please contact the Named representatives identified herein before making the transfer.

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EXHIBIT 9.2

PRESS RELEASE

Zymeworks Announces Antibody Fc Engineering Collaboration and License Agreement with GSK

Vancouver, Canada (November XX, 2015) – Zymeworks Inc. today announced that it has entered into a collaboration and license agreement with GSK for the research, development, and commercialization of novel Fc-engineered monoclonal and bi-specific antibody therapeutics which have been optimized for specific therapeutic effects.

Under the terms of the agreement, Zymeworks and GSK will collaborate to further develop Zymeworks’ Effector Function Enhancement and Control Technology (EFECT™) platform through the design, engineering, and testing of novel engineered Fc domains tailored to induce specific antibody-mediated immune responses. At the conclusion of the research collaboration, both GSK and Zymeworks will have the right to develop and commercialize monoclonal and bi-specific antibody candidates that incorporate Zymeworks’ optimized immune-modulating Fc domains. Under the terms of the agreement, GSK will have the right to develop a minimum of 4 products across multiple disease areas, and Zymeworks will be eligible to receive pre-clinical, clinical, and commercial milestones of up to USD$110 million for each product, as well as tiered sales royalties. Further financial details are not disclosed.

“We are thrilled to collaborate with GSK on the development of next-generation antibody therapeutics that incorporate the EFECT™ platform to help fight life-threatening diseases,” said Ali Tehrani, Ph.D., President & CEO of Zymeworks. “This is a unique opportunity for Zymeworks to apply our antibody engineering expertise in collaboration with GSK’s drug discovery capabilities to develop and commercialize novel antibody therapeutics. The collaboration will also allow Zymeworks to combine the novel immune-modulating Fc domains with our Azymetric™ platform to generate bi-specific antibodies with customized immune modulatory functions.”

About the EFECT™ Platform

The EFECT™ platform is a library of antibody Fc modifications engineered to modulate the activity of the antibody-mediated immune response, which includes both the up and down-regulation of effector functions. This platform is compatible with traditional monoclonal as well as Azymetric™ bi-specific antibodies to further enable the customization of therapeutic responses for different diseases.

About Zymeworks Inc.

Zymeworks is a privately held biotherapeutics company that is developing best-in-class Azymetric™ bi-specific antibodies and antibody drug conjugates for the treatment of cancer, autoimmune and inflammatory diseases. The company’s novel Azymetric™, AlbuCORE™, and EFECT™ platforms, and its proprietary ZymeCAD™ structure-guided protein engineering

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technology, enable the development of highly potent bi-specific antibodies and multivalent protein therapeutics across a range of indications. Zymeworks is focused on accelerating its preclinical biotherapeutics pipeline through in-house research and development programs and strategic collaborations. More information on Zymeworks can be found at www.zymeworks.com.

Contact:

Zymeworks Inc.

David Poon, Ph.D.

Senior Director, External R&D and Alliances

info@zymeworks.com

Source: Zymeworks Inc.

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EXHIBIT 14.22

Prevention of Corruption – Third Party Guidelines

[…***…]

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